UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

Shutterfly, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 10, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Shutterfly, Inc. to be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065, on May 23, 2012, at 11:00 a.m. local time.

In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders.  Accordingly, most stockholders will not receive paper copies of our proxy materials and we will mail a notice to these stockholders with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet.  This notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.  The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.

All stockholders of record of our outstanding shares of Common Stock at the close of business on March 28, 2012 will be entitled to vote at the Annual Meeting.

Your vote is important!  Whether or not you plan to attend the Annual Meeting, please read the enclosed proxy statement and vote as soon as possible via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.  Mailing your completed proxy card or using the telephone or Internet voting systems will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

Important information about the matters to be acted upon at the meeting is included in the notice of meeting and proxy statement.  Our 2011 Annual Report contains information about our company and its financial performance.

We look forward to seeing you at the meeting.

Sincerely,

Jeffrey T. Housenbold
Chief Executive Officer and President

SHUTTERFLY, INC.
2800 Bridge Parkway
Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2012

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Shutterfly, Inc., a Delaware corporation, will be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065 on May 23, 2012, at 11:00 a.m. local time for the following purposes:

1.	To elect three Class III directors to hold office until our 2015 Annual Meeting of Stockholders;

2.	To hold an advisory vote to approve the Company’s executive compensation;

3.
To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal 1 of the Proxy Statement, FOR the proposal regarding our advisory vote on the Company’s executive compensation programs in Proposal 2 and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal 3 of the Proxy Statement.

Our stockholders of record at the close of business on March 28, 2012 are entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to use the Internet as our primary means of providing our proxy materials to stockholders.  Consequently, most stockholders will not receive paper copies of our proxy materials.  We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet.  The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.  The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.

The Notice of Internet Availability of Proxy Materials will also identify the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our annual report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the Notice of Internet Availability of Proxy Materials or the proxy card.

By Order of the Board of Directors

Jeffrey T. Housenbold
Chief Executive Officer and President
Redwood City, California
April 10, 2012

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY CARD OR FOLLOW THE ALTERNATIVE VOTING PROCEDURES DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED.  YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

SHUTTERFLY, INC.
2800 Bridge Parkway
Redwood City, California 94065
_______________________________________

PROXY STATEMENT
_______________________________________

The Board of Directors of Shutterfly, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 23, 2012, at 11:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”).  The Annual Meeting will be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065.  This Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders was first sent or made available, on or about April 9, 2012, to stockholders of record as of March 28, 2012 (the “Record Date”).  For those stockholders receiving a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials was first mailed on or about April 9, 2012 to stockholders of record as of the Record Date.  The only voting securities of Shutterfly are shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of which there were 35,626,795 shares outstanding as of the Record Date (excluding any treasury shares).  We need a majority of the shares of Common Stock outstanding on the Record Date present, in person or by proxy, to hold the Annual Meeting.

In this Proxy Statement, we refer to Shutterfly, Inc. as the “Company”, “Shutterfly”, “we” or “us” and the Board of Directors as the “Board” or “Board of Directors.”  When we refer to Shutterfly’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company’s Annual Report to Stockholders, which contains consolidated financial statements for fiscal 2011, accompanies this Proxy Statement.  You also may obtain a copy of the Company’s Annual Report on Form 10-K for fiscal 2011 that was filed with the SEC, without charge, by writing to our Investor Relations department at the above address.  The Company’s Annual Report on Form 10-K is also available in the “Investor Relations” section of our website at http://www.shutterfly.com.

THE PROXY PROCESS AND STOCKHOLDER VOTING

Who can vote at the annual meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  At the close of business on the Record Date, there were 35,626,795 shares of Common Stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner:  Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent.  The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?

You are being asked to vote:

•	FOR the election of three Class III directors to hold office until our 2015 Annual Meeting of Stockholders;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission; and

•
FOR the ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

What does it mean if I receive more than one set of materials?

This means you hold shares of the Company in more than one way.  For example, you may own some shares directly as a “Registered Holder” and other shares through a broker or you may own shares through more than one broker.  In these situations you may receive multiple sets of proxy materials.  In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards or Notice of Internet Availability of Proxy Materials you receive.  Each Proxy Card you received came with its own prepaid return envelope.  If you vote by mail, make sure you return each Proxy Card in the return envelope which accompanied that Proxy Card.

Does my vote matter?

YES!  We are required to obtain stockholder approval for the election of directors and other important matters.  Each share of Common Stock is entitled to one vote and every share voted has the same weight.  In order for the Company to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares entitled to vote at the meeting, excluding treasury shares) must be represented at the Annual Meeting in person or by proxy.  If a quorum is not obtained, the Company must postpone the Annual Meeting and solicit additional proxies. This is an expensive and time-consuming process that is not in the best interests of the Company or its stockholders.  Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is important to obtain a quorum and complete the stockholder vote.

How do I vote?

You may vote by mail or follow any alternative voting procedure described on the proxy card.  To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

For the election of directors, you may either vote “For,” “Against” or “Abstain” from voting for any of the three nominees you specify.  For the advisory vote on the compensation of our named executive officers and the ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, you may vote “For” or “Against” or abstain from voting.    The procedures for voting are as follows:

Stockholder of Record:  Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting.  Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  Even if you have submitted a proxy before the Annual Meeting, you may still attend the meeting and vote in person.  In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the Internet, go to http://www.proxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	To vote by telephone, dial 1-800-690-6903 using any touch-tone telephone and follow the instructions to transmit your voting instructions.

Beneficial Owner:  Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the voting instruction card to ensure that your vote is counted.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?

Broadridge Financial Services (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes.  If you are a stockholder of record as of March 28, 2012, your executed proxy card is returned directly to Broadridge for tabulation.  As noted above, if you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

Election of Directors; Majority Vote Policy

Under our Bylaws and our Corporate Governance Principles, Directors must be elected by a majority of the votes cast in uncontested elections.  This means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee.  Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” a Director nominee.  In an uncontested election, any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the failure to receive the required vote. Within 90 days following certification of the stockholder vote, the Governance Committee is required to make a recommendation to the Board as to whether it should accept such resignation. Thereafter, the Board is required to decide whether to accept such resignation.  In contested elections, the required vote would be a plurality of votes cast.

Ratification of PricewaterhouseCoopers, LLP

Under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of PricewaterhouseCoopers, LLP as our independent registered public accounting firm.  The vote to approve the ratification of our independent registered public accounting firm is considered a routine proposal, and therefore broker non-votes are permitted to be voted at the discretion of the broker.  Abstentions are not counted as votes “for” or “against” this proposal.

Advisory Vote on Executive Compensation

Under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our named executive officers.  Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” this proposal.

Stockholder Proposals

Under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve a stockholder proposal.  Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” the stockholder proposal.

  How are the votes counted?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members.  Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  If a broker votes shares that are not voted by its clients for or against a “routine” proposal, those shares are considered present and entitled to vote at the Annual Meeting.  Those shares will be counted towards determining whether or not a quorum is present.  Those shares will also be taken into account in determining the outcome of all of the proposals.  However, where a proposal is not “routine,” such as the election of our Class III directors and the advisory vote on the compensation of our named executive officers, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ unvoted shares on that proposal.  When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.”  Those shares would be considered present for purpose of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal.  Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Because brokers cannot vote “unvoted” shares on behalf of their customers for “non-routine” matters, such as the election of our Class III directors and the advisory vote on the compensation of our named executive officers, it is more important than ever that stockholders vote their shares.  If you do not vote your shares, you will not have a say in these important issues to be presented at the Annual Meeting.

How do I vote via Internet or telephone?

If you wish to vote by Internet, go to http://www.proxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form.  If you wish to vote by telephone, dial 1-800-690-6903 using any touch-tone telephone and follow the instructions to transmit your voting instructions.  Please have your proxy card in hand when you vote over the Internet or by telephone.  Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.  The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 22, 2012.  The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 28, 2012, the Record Date for the Annual Meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card but you do not indicate your voting preferences, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the applicable vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date;

•	you may send a written notice that you are revoking your proxy to our Corporate Secretary at 2800 Bridge Parkway, Redwood City, California 94065; or

•	you may attend the Annual Meeting and give notice to the company’s Inspector of Elections that you intend to vote your shares in person.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares as of the close of business on the Record Date are represented by stockholders present at the meeting or by proxy.  At the close of business on the Record Date, there were 35,626,795 shares outstanding and entitled to vote.  Therefore, in order for a quorum to exist, 17,813,398 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors, officers and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced by the filing of a Current Report on Form 8-K within four business days of the day when the Annual Meeting ended.  If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the final results are available.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing to our Corporate Secretary at 2800 Bridge Parkway, Redwood City, California 94065 no later than December 11, 2012.  If you wish to submit a proposal for consideration at our 2013 Annual Meeting but not for inclusion in our proxy statement for that meeting, your proposal generally must be submitted in writing to the same address no later than March 11, 2013, but no earlier than February 7, 2013.  Please review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide that our Board of Directors shall consist of one or more members, that the initial number of directors shall be seven and that the Board may fix the number of directors from time to time.  Our authorized number of directors is currently seven.

Currently, our Board of Directors is divided into three classes, each of which has a three-year term.  The Class III directors are standing for re-election at this Annual Meeting to serve until our 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal.  The terms of the directors in Classes I and II expire at our 2013 and 2014 Annual Meetings of Stockholders, respectively.

The three nominees for Class III directors are Jeffrey T. Housenbold, James N. White and Stephen J. Killeen.  Each of the nominees is currently a director of Shutterfly and Mr. Housenbold serves as our President and Chief Executive Officer.  All three nominees were previously elected at the 2009 Annual Meeting.

Under our Bylaws and Corporate Governance Principles, a majority of votes cast is required for the election of Directors in an uncontested election (which is the case for the election of Directors at the 2012 Annual Meeting).  A majority of the votes cast means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee.  In contested elections (an election in which the number of nominees for election as Director is greater than the number of Directors to be elected) the vote standard would be a plurality of the votes cast.

In accordance with our Corporate Governance Principles, the Board will nominate for election only candidates who agree, if elected, to tender, promptly following their failure to receive the required vote for election at the next meeting at which they would stand for election, an irrevocable resignation that will be effective upon acceptance by the Board.  In addition, the Board will fill Director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

If an incumbent Director fails to receive the required vote for election, then, within 90 days following certification of the shareholder vote, the Governance Committee will act to determine whether to recommend acceptance of the Director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation.

Our Board is currently composed of a group of leaders with broad and diverse experience in many fields, including management of large global consumer brands; technology and innovation leadership; financial services; corporate governance and compliance.  In these positions, they have also gained significant and diverse management experience, including industry knowledge, strategic financial planning, public company financial reporting, compliance, risk management and leadership development.  Many of the directors also have experience serving as executive officers, or on board of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends.  The biographies of the nominees below describe the skills, qualities, attributes and experiences of each of the nominees that led to the Board to determine that it is appropriate to nominate these directors.

The Governance and Nominating Committee of the Board and the Board believe the skills, qualities, attributes and experiences of its current directors and director nominees provide the Company with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving need of the Company and represent the best interests of the Company’s stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

The following is biographical information as of March 28, 2012 for each nominee for Class III director and each person whose term of office as a Class I or II director will continue after the Annual Meeting.

Name	Age	Position
Jeffrey T. Housenbold	42	President, Chief Executive Officer and Director
Philip A. Marineau	65	Chairman of the Board
Eric J. Keller	59	Director
Stephen J. Killeen	49	Director
Nancy J. Schoendorf	57	Director
Brian T. Swette	58	Director
James N. White	50	Director

Nominees for Election for a Three-year Term Expiring at the 2015 Annual Meeting

Jeffrey T. Housenbold has served as our President, Chief Executive Officer and a director since January 2005.  Prior to joining Shutterfly, Mr. Housenbold served as Vice President of Business Development and Internet Marketing at eBay Inc., an online marketplace for the sale of goods and services, from January 2002 to January 2005.  Previously, he was the Vice President & General Manager, Business-to-Consumer Group at eBay from June 2001 to January 2002, and served as Vice President, Mergers & Acquisitions at eBay from March 2001 to June 2001.  Mr. Housenbold holds Bachelor of Science degrees in Economics and Business Administration from Carnegie Mellon University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.  During his tenure at Shutterfly, Mr. Housenbold has led Shutterfly through a period of dramatic transformation and revitalization, continued market share gains and sustained revenue growth.  Mr. Housenbold has spent more than 20 years in the consumer industry in senior roles at large, complex companies.  Mr. Housenbold’s knowledge of all aspects of our business, combined with his drive for innovation and excellence, position him well to serve as our President and Chief Executive Officer and member of the Board of Directors.

James N. White has served on our Board of Directors since November 2005.  Mr. White has been a Managing Director at Sutter Hill Ventures, a venture capital firm, since October 2000.  Mr. White previously held senior executive positions at Macromedia, Inc., a software developer; Silicon Graphics, Inc., a provider of graphical computing workstations; and Hewlett-Packard Company.  Mr. White serves on the Boards of Directors of numerous privately held companies.  Mr. White holds a Bachelor of Science degree in Industrial Engineering from Northwestern University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.  Mr. White’s extensive experience with technology development and consumer products companies provides our Board of Directors with valuable insight into key components of our business strategy.  In addition, Mr. White’s deep venture capital experience provides important contributions to our Audit Committee and enhances our Audit Committee’s effectiveness.

Stephen J. Killeen has served on our Board of Directors since February 2007.  Mr. Killeen has been the Chief Executive Officer of The CarbonNeutral Company, a company that acts as a complete outsource solution provider to assist corporations in reducing their Green House Gas Emissions, since March 2007.  From November 2002 to March 2006, Mr. Killeen served as the President and Chief Executive Officer of WorldWinner, a casual gaming company that he successfully sold to London-based Fun Technologies.  From 2001 to November 2002, he served as President of TerraLycos, the world’s fourth-largest online media property.  He has served on the Board of Directors of Switchboard, Lycos Europe, Molecular and Marketing Services Group, and Junior Achievement of New England. Mr. Killeen holds a Bachelor of Arts degree from Union College.  Mr. Killeen brings to the Board of Directors his executive and management experience as well as significant knowledge of Internet and e-commerce business models.  In addition, Mr. Killeen’s service on other public company boards provides considerable experience that contributes to our overall Board effectiveness.

Directors Continuing in Office Until the 2013 Annual Meeting

Eric J. Keller has served on our Board of Directors since March 2006.  Since October 2008, Mr. Keller has been the Chief Operating Officer of Kleiner Perkins Caufield and Byers, a venture capital firm.  Previously, he was the Chief Executive Officer of Movaris, Inc., a financial software company, from March 2004 until its merger with Trintech Group Plc. in February 2008.  From September 2003 to February 2004 and from September 2001 to December 2001, Mr. Keller served as a consultant to various technology companies.  Mr. Keller holds a Bachelor of Science degree from Cornell University and a Masters of Business Administration degree from the University of California, Berkeley.  Mr. Keller brings executive and financial experience to our Board, as well as significant knowledge of technology companies.  He is also an “audit committee financial expert” as that term is defined in applicable SEC rules.

Nancy J. Schoendorf has served on our Board of Directors since February 2004.  Ms. Schoendorf has been a Managing Partner with Mohr, Davidow Ventures, a venture capital firm, since June 1993.  Previously, she spent 17 years in the computer industry in management or executive positions with Sun Microsystems, Inc., a provider of network computing products and services, Software Publishing Corporation, an international supplier of business productivity software, and at Hewlett-Packard Company, a global technology company, from 1976 to 1985.  She currently serves on the boards of directors of several privately held companies.  In the past five years, Ms. Schoendorf has served on the board of directors of Agile Software Corporation.  Ms. Schoendorf holds a Bachelor of Science degree in Computer Science and Mathematics from Iowa State University and a Master of Business Administration degree from Santa Clara University.  Ms. Schoendorf’s experience in technology development and venture capital provides a valuable perspective to our management team and Board of Directors, particularly with respect to our product and services strategy and total compensation strategy.

Directors Continuing in Office Until the 2014 Annual Meeting

Philip A. Marineau has served on our Board of Directors since February 2007 and as the chairman of the Board since May 2007.  Since October 2008, Mr. Marineau has been partner of LNK Partners, a private equity firm.  From 1999 to 2006, Mr. Marineau served as the President and Chief Executive Officer of Levi Strauss, & Co.  From 1997 to 1999, he served as President and Chief Executive Officer of Pepsi-Cola North America.  He currently serves on the Board of Directors of Meredith Corporation and is the chair of Meredith Corporation’s Audit Committee.  Mr. Marineau holds a Bachelor of Arts degree from Georgetown University and a Master of Business Administration degree from Northwestern University.  Mr. Marineau provides leadership to our management team and guides our Board of Directors.  Mr. Marineau’s consumer products and marketing experience provides important insight and guidance to our management team and Board of Directors and is instrumental to the development of our overall business strategy.

Brian T. Swette has served on our Board of Directors since September 2009. Mr. Swette served as a director of Burger King Holdings, Inc., the world’s second largest fast food hamburger restaurant chain, from 2002to 2011 and became Burger King’s Non-Executive Chairman in 2006.  Previously, he served as the Chief Operating Officer of eBay Inc., an online commerce company, from 1998 to 2002. Prior to eBay, Mr. Swette was Executive Vice President and Chief Marketing Officer of Pepsi-Cola.  Mr. Swette currently serves on the board of directors of Jamba, Inc., as well as on the boards of directors of several privately held companies.  During the past five years, Mr. Swette has served on the boards of directors of Theladders.com, Care.com and FRS.com.  Mr. Swette holds a Bachelor of Science degree in Economics from Arizona State University.  Mr. Swette brings to the Board his executive and management experience as well as significant knowledge of Internet companies and consumer industries.  In addition to his marketing skills, Mr. Swette’s experience building fast-growth e-commerce businesses brings a unique and relevant perspective to our Board of Directors and management.

There are no family relationships among any of our directors and executive officers.

Executive Officers

The following is biographical information for our executive officers as of March 28, 2012 not discussed above.

Name	Age	Position
Dwayne A. Black	44	Senior Vice President, Operations
Neil M. Day Jr.	44	Senior Vice President, Chief Technology Officer
Peter C. Elarde	47	Senior Vice President and Chief Marketing Officer
Brian R. Manca	37	Vice President, Chief Accounting Officer
Daniel C. McCormick	46	Senior Vice President and General Manager
Peter A. Navin	43	Senior Vice President, Human Resources

Dwayne A. Black has served as our Senior Vice President, Operations since February 2007.  Prior to joining Shutterfly, Mr. Black held multiple positions at Banta Corporation, a leading provider of printing and digital imaging solutions to publishers and direct marketers owned by RR Donnelley, including Vice President of Operations, from 1994 to 2006.  Mr. Black attended the Engineering program at Purdue University.

Neil M. Day Jr. has served as our Senior Vice President, Chief Technology Officer since May 2009.  He joined Shutterfly from Sears Holdings, where he served as Senior Vice President and Chief Technology Officer from December 2007 to May 2009. Prior to Sears Holdings, from May 2005 to December 2007, Mr. Day was Co–Founder and Chief Executive Officer of MediaMaster, Inc., a digital music and video company.  Mr. Day was Senior Vice President and Chief Technology Officer at Velosel from 2003 to May 2005.  Prior to Velosel, from 2000 to 2003, Mr. Day served as Senior Vice President and Chief Technology Officer for Walmart.com, the online store of Wal-Mart Stores, Inc. and Chief Technology Officer of Homewarehouse.com from 1999 to 2003.  Mr. Day received his Bachelor of Science degree in Cognitive Science from the University of Rochester.

Peter C. Elarde has served as our Senior Vice President and Chief Marketing Officer since March 31, 2009.  Mr. Elarde joined Shutterfly in 2001 and served as Vice President of the Services Business from June 2008 to March 2009 and Vice President of Product Marketing from 2001 to June 2008.  Prior to joining Shutterfly, Mr. Elarde was Vice President of Product Development for Achieva.com, a provider of online college prep programs, from March 2001 to September 2001.  From 1994 to 2000 he held various positions with Tom Snyder Productions, an educational software publisher, including Vice President of Marketing and Sales.  Mr. Elarde holds a Bachelor of Science degree in Electrical Engineering from Yale College and a Master of Business Administration degree from Stanford University.

Brian R. Manca has served as our Chief Accounting Officer since January 2012, and as our Vice President, Corporate Controller since March 2011.  Previously, Mr. Manca served as our Senior Director, Accounting Operations and Policy from August 2008 to February 2011, and prior to that, as our Director, Financial Accounting from April 2007 to July 2008. Mr. Manca joined Shutterfly in 2007 from Deloitte & Touche LLP, where he held several positions from 1998 to 2007, most recently, Senior Manager, M&A Transaction Services.  Mr. Manca is a certified public accountant and holds a Bachelor of Science degree in Business Administration from the University of San Francisco.

Daniel C. McCormick joined Shutterfly in March 2005 as Senior Director of Business and Corporate Development. Since February 2012, Mr. McCormick has served as our Senior Vice President and General Manager, responsible for Products and Services, Strategy and Operations of the Shutterfly.com, Tinyprints.com and Weddingpaperdivas.com brands. From March 2010 to January 2012, Mr. McCormick served as our Senior Vice President and General Manager of Products and Services, responsible for driving the overall strategic direction of Shutterfly’s consumer facing businesses and, from March 2009 to March 2010, as our Vice President and General Manager of Products and Services. From July 2007 to March 2009, Mr. McCormick served as our Vice President and General Manager of Products and, from July 2006 to June 2007, he served as our Vice President of Strategy and Corporate Development.  Before joining Shutterfly, he held various positions from 1997 to 2003 at Network Appliance, a provider of data storage and management products, including Director of Product Marketing, Director of Corporate Development, and Director of Finance.  He holds a Bachelor of Science degree from Babson College and a Master of Business Administration degree from Harvard Graduate School of Business Administration.

Peter A. Navin joined Shutterfly in January 2008 as Vice President, Human Resources. Since March 2010, he has served as our Senior Vice President, Human Resources.  In addition to leading Shutterfly’s Human Resources, Mr. Navin is also responsible for the Shutterfly Foundation, which strengthens the connection to our local communities through grant donations and organizational assistance.  Previously, from 2003 to January 2008, Mr. Navin served as Vice President of Human Resources of Electronic Arts, a video game software and content company. Prior to Electronic Arts, he was an independent consultant from 2002 to 2003 and served as Vice President of Corporate Operations and Human Resources at ChemConnect, a venture-backed Internet-based company from 2000 to 2002. Previously, Mr. Navin was Vice President, Human Resources at Brown Brothers Harriman & Co. from 1998 to 2000, Vice President, Human Resources of First Physician Care, Inc. from 1994 to 1998, and Human Resources Generalist at Blue Cross Blue Shield of Massachusetts from 1990 to 1994.  Mr. Navin holds a Bachelor of Arts degree in American History from the Catholic University of America.

Independence of the Board of Directors and its Committees

As required under The NASDAQ Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board.  Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Shutterfly, Inc., our senior management and our independent registered public accounting firm, our Board of Directors believes that six of our directors are independent as required by the rules of The NASDAQ Stock Market: Philip A. Marineau, Eric J. Keller, Stephen J. Killeen, Nancy J. Schoendorf, Brian T. Swette and James N. White.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.  All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ and SEC rules and regulations.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Governance Committee.  The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2011, as well as a description of each committee and its functions.

Name	Audit Committee	Compensation Committee	Governance Committee
Eric J. Keller	X*
Stephen J. Killeen		X	X*
Philip A. Marineau
Nancy J. Schoendorf		X*	X
Brian T. Swette	X
James N. White	X		X
Total meetings in fiscal year 2011	9	7	1

*      Committee Chairperson

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com.  The Audit Committee oversees the integrity of our accounting and financial reporting process and the audits of our financial statements.  Among other matters, the Audit Committee is directly responsible for the selection, compensation, retention and oversight of our independent registered public accounting firm; reviewing our independent registered public accounting firm’s continuing independence; approving the fees and other compensation to be paid to our independent registered public accounting firm; pre-approving all audit and non-audit related services provided by our independent registered public accounting firm; reviewing and discussing with management and our independent registered public accounting firm the results of the quarterly and annual financial statements; reviewing and discussing with management and our independent registered public accounting firm our selection, application and disclosure of our critical accounting policies; discussing with our independent registered public accounting firm both privately and with management the adequacy of our accounting and financial reporting processes and systems of internal control; reviewing any significant deficiencies and material weaknesses in the design or operation of the internal control over financial reporting; and annually reviewing and evaluating the composition and performance of the Audit Committee, including the adequacy of the Audit Committee charter.

The current members of our Audit Committee are Eric J. Keller, who is the chair of the Audit Committee, Brian T. Swette and James N. White.  We believe that each of Mr. Keller, Mr. Swette and Mr. White is an “independent director” under the applicable rules and regulations of the SEC and the NASDAQ Stock Market.  Mr. Keller is our Audit Committee financial expert, as defined under applicable SEC rules.  We believe that each member of our Audit Committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the NASDAQ Stock Market.

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com.  The Compensation Committee evaluates, recommends and approves arrangements, plans, policies and programs relating to compensation and benefits of our officers and employees.  Among other matters, the Compensation Committee is responsible for annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers; evaluating the performance of these officers in light of those goals and objectives and setting the compensation of these officers based on such evaluations; administering and interpreting our cash and equity-based compensation plans; annually reviewing and making recommendations to the Board of Directors with respect to all cash and equity-based incentive compensation plans and arrangements; and annually reviewing and evaluating the composition and performance of the Compensation Committee, including the adequacy of the Compensation Committee charter.  The Compensation Committee engages outside consultants to provide compensation data and consulting services.  In 2011, such experts included Pay Governance, LLC.  The Compensation Committee has delegated authority to our Chief Executive Officer to grant equity awards for up to 35,000 stock options and 14,000 restricted stock units annually to individual employees, who are not directors of the Company or executive officers.

The agenda for meetings of the Compensation Committee is determined by its chair with the assistance of our Chief Executive Officer, Chief Financial Officer and Senior Vice President, Human Resources.  Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Senior Vice President, Human Resources.  The Compensation Committee’s chair reports the Committee’s recommendations on executive compensation to the Board.  The Compensation Committee reviews the total fees paid to outside consultants to ensure that the consultant maintains its objectivity and independence when rendering advice to the Committee.

The current members of our Compensation Committee are Nancy J. Schoendorf, who is the chair of the Compensation Committee, and Stephen J. Killeen.  We believe that each of Ms. Schoendorf and Mr. Killeen is (a) an “independent director” under the applicable rules and regulations of the NASDAQ Stock Market, (b) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 as amended (the “Securities Exchange Act”), and (c) an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986.

Governance Committee

The Governance Committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com.  The Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorship and the structure and composition of our Board of Directors and committees of the Board of Directors.  Among other things, the Governance Committee is responsible for identifying, evaluating and nominating candidates for appointment or election as members of our Board of Directors; developing, recommending and evaluating a code of conduct and ethics applicable to all of our employees, officers and directors and a code applicable to our chief executive officer and a senior finance department personnel; recommending that our Board of Directors establish special committees as may be necessary or desirable from time to time; recommending policies and procedures for stockholder nomination of directors and annually reviewing and evaluating the composition and performance of the Governance Committee, including the adequacy of the Governance Committee charter.

The current members of our Governance Committee are Stephen J. Killeen, who is the chair of the Governance Committee, James N. White and Nancy J. Schoendorf.  We believe that each of Mr. Killeen, Mr. White and Ms. Schoendorf is an “independent director” under the applicable rules and regulations of the NASDAQ Stock Market.

In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, including candidates recommended by shareholders, the Board of Directors considers the Board’s diversity.  The Board seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds.  Nominees for directors are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.  Other characteristics considered by our Governance Committee include the candidate’s integrity, business acumen, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders.

Our Board of Directors and each of its committees engage in an annual self-evaluation process. As part of that process, directors, including our President and Chief Executive Officer, provide feedback on, among other things, whether the Board has the right set of skills, experience and expertise. This evaluation encompasses a consideration of diversity as described above

The Governance Committee will consider director candidates recommended by stockholders.  The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above and based on whether or not the candidate was recommended by a stockholder.  Stockholders who wish to recommend individuals for consideration by the Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “When are stockholder proposals due for next year’s Annual Meeting?” in this proxy statement.  Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the class and number of our shares that are owned beneficially by such stockholder as of the date of the submission; and the candidate’s written consent to being named in such proxy statement as a nominee and to serving as a director if elected.  Stockholders’ nominations of directors must be addressed to Corporate Secretary, Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, CA 94065.

Board Leadership Structure

The business of the Company is managed under the direction of the Board, which is elected by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of Shutterfly and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that the Company and its performance may benefit. The role of the Chairman of the Board includes leading the Board in its annual evaluation of the Chief Executive Officer (in conjunction with the recommendations of the Compensation Committee), providing continuous feedback on the direction, performance and strategy of the Company, serving as Chair of regular and executive sessions of the Board, setting the Board’s agenda with the Chief Executive Officer, and leading the Board in anticipating and responding to crises. At this time, our Board is led by an independent Chairman, Mr. Philip A. Marineau. Our Chief Executive Officer, Mr. Housenbold, is the only member of the Board who is not an independent director. We believe that this leadership structure facilitates the accountability of our Chief Executive Officer to the Board of Directors and strengthens the Board’s independence from management. In addition, given the composition of the Company’s Board, the effective interaction between Mr. Marineau, as Chairman, and Mr. Housenbold, as Chief Executive Officer, and the current challenges faced by the Company, the Board believes that having separate positions for the Chief Executive Officer and Board Chairman provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of the Company.

Board of Directors’ Role in Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for reviewing with management the Company’s major financial risk exposures and the steps management has taken to monitor such exposures, including the Company’s procedures and any related policies, with respect to risk assessment and risk management.   For example, our Chief Financial Officer reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the Board.  The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation.  Each committee regularly reports to the Board.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board of Directors met nine (9) times during the last fiscal year.  During 2011, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served.

We encourage all of our directors and nominees for director to attend our Annual Meeting of stockholders.  One Board member attended our 2011 Annual Meeting of the stockholders.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Company’s Secretary, at 2800 Bridge Parkway, Redwood City, California 94065.  The Company’s Secretary will forward the communication to the Board members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of independent directors.  None of the members of our Compensation Committee has at any time been one of our officers or employees.  None of our executive officers serves or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Conduct and Ethics that applies to all of our officers, directors and employees.  We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, that applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other employees of the finance department designated by our Chief Financial Officer.  These codes are available on our website at http://www.shutterfly.com.  If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, we are including in this Proxy Statement the opportunity for our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis”, the objective of our executive compensation program is to attract, motivate and retain the exceptional leaders we need to drive shareholder value, fulfill our vision and mission, uphold our company values and achieve our corporate goals.  We accomplish these goals in a manner consistent with its strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns.  We believe the compensation program for the named executive officers is strongly aligned with the long-term interests of our stockholders and was instrumental in helping us achieve strong financial performance in 2011.

We believe the compensation program for the named executive officers is instrumental in helping us achieve our consistently strong financial performance.  As of December 31, 2011, the Company’s total shareholder return over the prior 1-year, 3-year and 5-year periods was (35%), 226% and 58%, respectively.

Accordingly, we are asking you to approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in this Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the related compensation tables and other narrative executive compensation disclosure contained therein.

The following resolution is hereby submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders of Shutterfly approve, on an advisory basis, the compensation of Shutterfly’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion of this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote.  The Compensation Committee will consider our stockholders’ concerns to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement and take them into account in future determinations concerning our executive compensation program.  The Board therefore recommends that you indicate your support for the compensation of the company’s named executive officers, as described in this Proxy Statement.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, our next advisory vote on the compensation of our named executive officers will be at the 2013 Annual Meeting of Stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS’ DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCUSSION OF THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and is seeking ratification of such selection by our stockholders at the annual meeting.  PricewaterhouseCoopers LLP has audited our financial statements since 2001.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice.  If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Shutterfly and our stockholders.

To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.  Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2011 and 2010.  All fees described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2011	2010
Audit Fees	$1,230,000	$1,122,000
Audit Related Fees	73,000	96,995
Tax Fees	73,750	44,000
All Other Fees	1,500	1,500
Total Fees	$1,378,250	$1,264,495

Audit Fees

Audit fees of PricewaterhouseCoopers LLP during the 2011 and 2010 fiscal years include the aggregate fees incurred for the audits of the Company’s annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.  The audit fees also included the audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.

Audit Related Fees

Audit related fees primarily consist of due diligence services to support our periodic mergers and acquisitions activities.

Tax Fees

Tax fees include the aggregate fees billed for services rendered for tax compliance, research and development, tax advice, and tax planning.

All Other Fees

Other fees include the aggregate fees for access to online accounting and tax research software applications.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm.  This policy is set forth in the charter of the Audit Committee and available at http://www.shutterfly.com.

The Audit Committee considered whether the non-audit services rendered by PricewaterhouseCoopers LLP were compatible with maintaining PricewaterhouseCoopers LLP’s independence as the independent registered public accounting firm of the Company’s consolidated financial statements and concluded they were.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 28, 2012:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each named executive officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 28, 2012, and restricted stock units that may be settled on or within 60 days of March 28, 2012 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 35,626,795 shares of our common stock outstanding on March 28, 2012.  Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, California 94065.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number	Approx. Percentage

5% Stockholders:
Wells Fargo & Company and affiliated entities (2)	5,313,640	14.9%
Wellington Management Company (3)	4,851,343	13.6%
Columbia Wanger Asset Management LLC (4)	3,876,800	10.9%
Daruma Asset Management, Inc. (5)	1,993,570	5.6%

Directors and Executive Officers:
Eric J. Keller (6)	92,279	*
Stephen J. Killeen (7)	74,239	*
Philip A. Marineau (8)	133,811	*
Nancy J. Schoendorf (9)	53,362	*
Brian T. Swette (10)	7,725	*
James N. White (11)	201,651	*
Jeffrey T. Housenbold (12)	877,352	2.5%
Mark J. Rubash (13)	191,917	*
Dwayne A. Black (14)	41,785	*
Neil M. Day Jr. (15)	59,039	*
Daniel C. McCormick (16)	30,483	*

All 13 directors and executive officers as a group (17)	1,663,929	4.7%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
Represents shares of the Company’s common stock held and options and other equity awards held by such individuals that were exercisable or payable within 60 days of March 28, 2012.  Reported numbers do not include options, restricted stock units or performance-based restricted stock units that vest more than 60 days after March 28, 2012.  Restricted stock units and performance-based restricted stock units are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(2)
Wells Fargo & Company, including its wholly-owned subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management LLC, Wells Fargo Bank, N.A., stated in its Schedule 13G/A filing with the SEC on January 25, 2012 that, of the 5,313,640 shares beneficially owned, it has (a) sole voting power with respect to 4,831,501 shares, (b) no shared voting power, (c) sole dispositive power with respect to 5,251,840 shares and (d) no shared dispositive power.  According to the 13G/A filing, the address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.  Wells Capital Management Incorporated, a wholly-owned subsidiary of Wells Fargo & Company and an investment advisor registered under the Investment Advisers Act of 1940, stated that of the aggregate 5,182,260 shares beneficially owned, it has (a) sole voting power with respect to 972,443 shares and (b) sole dispositive power with respect to 5,182,260 shares.  According to the 13G/A filing, the address of Wells Capital Management Incorporated is 525 Market Street, San Francisco, CA 94105.  Wells Fargo Funds Management LLC, a wholly-owned subsidiary of Wells Fargo & Company and an investment advisor registered under the Investment Advisers Act of 1940, stated that of the aggregate 3,842,118 shares beneficially owned, it has (a) sole voting power with respect to 3,842,118 shares and (b) sole dispositive power with respect to 69,580 shares.  According to the 13G/A filing, the address of Wells Fargo Funds Management LLC is 525 Market Street, San Francisco, CA 94105.

(3)
Wellington Management Company, LLP stated in Schedule 13G filed with the SEC on January 10, 2012 that of the 4,851,343 shares beneficially owned, it has (a) no sole voting power , (b) shared voting power over 3,881,336 shares, (c) no sole dispositive power, and (d) shared dispositive power over 4,851,343 shares.  According to the 13G filing, the address of Wellington Capital Management, LLP is 280 Congress Street, Boston, MA 02210.

(4)
Columbia Wanger Asset Management, LLC (“Columbia”) stated in its Schedule 13G filing with the SEC on February 10, 2012, that of the 3,876,800 shares beneficially owned, it has (a) sole voting power over 3,579,300 shares and (b) sole dispositive power over 3,876,800 shares.  The shares reported on its Schedule 13G filing include shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by Columbia.  CAT holds 9.6% of the shares that are managed by Columbia. According to the 13G filing, the address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(5)
Daruma Asset Management, Inc. (“Daruma”) and Mariko O. Gordon stated in Schedule 13G/A filed with the SEC on February 14, 2012 that of the 1,993,570 shares are beneficially owned by one or more investment advisory clients whose accounts are managed by Daruma, and that Daruma and Daruma’s principal stockholder Mariko O. Gordon may be deemed to be the beneficial owners of the shares for purposes of Rule 13d-3 under the Securities Exchange Act.  Of the 1,993,570 shares, Daruma has (a) shared voting power over 859,090 shares and (b) shared dispositive power over 1,993,570 shares.  According to the 13G/A filing, the address of each of Daruma and Mariko O. Gordon is 80 West 40th Street, 9th Floor, New York, NY 10018.

(6)	Consists of 86,501 shares subject to options that are exercisable within 60 days of March 28, 2012 and 5,778 restricted stock units that are eligible for vesting within 60 days of March 28, 2012.

(7)
Consists of 6,356 shares in which Mr. Killeen has sole voting and dispositive power, 62,740 shares subject to options that are exercisable within 60 days of March 28, 2012 and 5,143 restricted stock units that are eligible for vesting within 60 days of March 28, 2012.

(8)
Consists of 19,386 shares in which Mr. Marineau has sole voting and dispositive power, 107,740 shares subject to options that are exercisable within 60 days of March 28, 2012 and 6,685 restricted stock units that are eligible for vesting within 60 days of March 28, 2012.

(9)
Consists of 37,856 shares in which Ms. Schoendorf has sole voting and dispositive power, 10,000 shares subject to options exercisable within 60 days of March 28, 2012, and 5,506 restricted stock units that are eligible for vesting within 60 days of March 28, 2012.  The address of Ms. Schoendorf is 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, CA 94025.

(10)	Consists of 5,004 shares in which Mr. Swette has sole voting and dispositive power and 2,721 restricted stock units that are eligible for vesting within 60 days of March 28, 2012.

(11)
Consists of (a) 124,824 shares hold by James N. White and Patricia A. O’Brien as co-trustees of The White Revocable Trust U/A/D 4/3/97 (b) 1,684 shares held by SHV Profit Sharing Plan for the benefit of James N. White, (c) 70,000 shares subject to options that are exercisable within 60 days of March 28, 2012 and (d) 5,143 restricted stock units that are eligible for vesting within 60 days of March 28, 2012.  Mr. White has sole voting and investment power with respect to the shares held by SHV Profit Sharing Plan for the benefit of James N. White and shares voting and investment power with respect to the shares held by The White Revocable Trust.  Mr. White disclaims beneficial ownership of the shares held by The White Revocable Trust except to the extent of his individual pecuniary interest therein.  The address of Mr. White is 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304-1005.

(12)	Consists of 334,171 shares in which Mr. Housenbold has sole voting and dispositive power and 543,181 shares subject to options that are exercisable within 60 days of March 28, 2012.

(13)
Consists of 69,917 shares in which Mr. Rubash has sole voting and dispositive power and 122,000 shares subject to options that are eligible to be exercised until May 24, 2012.  Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012.

(14)	Consists of 41,785 shares in which Mr. Black has sole voting and dispositive power.

(15)	Consists of 59,039 shares in which Mr. Day has sole voting and dispositive power.

(16)	Consists of 27,564 shares in which Mr. McCormick has sole voting and dispositive power and 2,919 shares subject to options that are exercisable within 60 days of March 28, 2012.

(17)
For the executive officers, this group includes Mr. Housenbold, Mr. Black, Mr. Day, Mr. Elarde, Mr. Manca, Mr. McCormick and Mr. Navin as of March 28, 2012.  Includes 913,497 shares subject to options that are exercisable within 60 days of March 28, 2012.  Mr. Rubash is not included in this calculation due to his resignation being effective as of February 24, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” (NEOs) whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Jeffrey T. Housenbold, President, Chief Executive Officer
Mark J. Rubash, Senior Vice President and Chief Financial Officer*
Dwayne A. Black, Senior Vice President, Operations
Neil M. Day Jr., Senior Vice President, Chief Technology Officer
Daniel C. McCormick, Senior Vice President, Products and Services
_______________________________
* Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012.

Executive Summary

Shutterfly is a leading Internet-based social expression and personal publishing service providing high quality products and world class services that make it easy, convenient and fun for millions of consumers to be creative and thoughtful with their memories.

This Executive Summary highlights our financial results, pay-for-performance approach and key compensation programs and provides an overview of the factors that we believe are most relevant to stockholders as they consider the advisory vote on executive compensation, or “Say-on-Pay.”

2011 Advisory Vote on Executive Compensation: Strong Support for our Say-on-Pay Proposal

We believe our programs are effectively designed and aligned with the interests of our stockholders.  In determining executive compensation for fiscal year 2011, the Compensation Committee (the “Committee”) considered the support that the Say-on-Pay proposal received at our May 25, 2011 annual meeting.

Our stockholders overwhelmingly approved the compensation of our NEOs, with over 97% of votes cast by stockholders in favor of the Say-on-Pay resolution.  As a result, the Committee decided to retain our general approach to executive compensation, with an emphasis on long-term incentives that reward our executives when they deliver value for our stockholders, and we have therefore not made changes to our executive compensation policies and decisions based on the vote.  The Committee will continue to consider stockholder concerns and feedback in the future.

Record Setting 2011 Financial Results and Operating Highlights

During fiscal 2011, Shutterfly experienced an increase in demand across our entire suite of products and services and achieved record financial results over the prior year.  Throughout this Compensation Discussion and Analysis, we refer to our primary measures of our performance, Adjusted EBITDA and Free Cash Flow, which are non-GAAP financial measures, and net revenues.  The section titled “Non-GAAP Financial Measures” in our 10-K contains an explanation of how we calculate these measures and provides a reconciliation of these measures to the most directly comparable GAAP measures.

•	Full year net revenues increased 54% to $473.3 million.

•	Net revenues, excluding Tiny Prints, grew 24%.

•	Adjusted EBITDA increased 25% to $83.7 million.

•	Gross profit margin was 54% of net revenues.

•	Free Cash Flow increased 12% to $50.1 million.

•
Our continued commitment to innovation, outstanding product quality, stylish design, exceptional customer service and overall value enabled Shutterfly to serve approximately 5.5 million unique customers in 2011.

•
Despite this strong performance, our stock price ended 2011 below where it began, in line with broad peer-group valuation reductions and, we believe, a result of competitive discounting dynamics within our industry

Our Ongoing Transformative, High Growth Business

Since our initial public offering in 2006, Shutterfly has recorded 44 consecutive quarters of year-over-year net revenue growth.  Shutterfly is leading the industry in growth and innovation, enabled by our scale efficiencies, strong balance sheet, company performance and proven leadership.  In April 2011, Shutterfly acquired Tiny Prints, Inc., a privately-held company based in Sunnyvale, California that operates two growing ecommerce sites - Tiny Prints and Wedding Paper Divas - offering stylish cards, invitations and personalized stationery.

Summary of Compensation Decisions

The goal of our executive compensation program is to attract, motivate and retain a talented, innovative and results-oriented team of executives who will provide leadership for the Company’s growth.  We operate in dynamic and competitive markets and compete for entrepreneurial talent in the highly competitive Silicon Valley, which includes public, pre-IPO and early-stage venture backed companies.  We believe that sustaining a winning culture requires disproportionate rewards for high performers and requires that rewards for average results are less than the executive would receive elsewhere.  We align financial goals with stockholders’ long-term interests, emphasize equity awards to reward executives for multi-year performance and ensure that targeted compensation increases when goals are exceeded and declines when goals are not met. This pay-for-performance alignment is reflected in certain fiscal 2011 and 2012 compensation decisions and actions summarized below and detailed throughout this Compensation Discussion and Analysis:

•	Modest 2011 Base Pay Adjustments: NEOs received average base pay increases of 2.3%, which were driven by market data, competitive position benchmarking and internal pay and equity considerations.

•
2011 Q4 Bonus not paid:  Fourth quarter performance was below our target minimum goals and as a result, no fourth quarter bonuses were provided to NEOs.  Since our quarterly bonuses are heavily weighted to the fourth quarter, on average, payouts for the full year were 66% of target for NEOs.

•
Emphasis on Long-Term Incentives:  In 2011, we emphasized equity grants using restricted stock units (RSUs) and performance based restricted stock units (PBRSUs) as long-term incentive compensation.  RSUs vest over time and encourage executive retention in our competitive talent market.  PBRSU drive long-term financial performance since they are awarded only after net revenue and Adjusted EBITDA targets are exceeded.  These combined grants sizes were established at around the 90th percentile of the market for NEOs.

•
2011 PBRSU equity not awarded:  While we exceeded our annual net revenue targets, our annual Adjusted EBITDA performance was 3.3% below our annual target goal.  As a result, no PBRSUs were earned by the NEOs.

•	‘At-Risk’ Pay increases: In early 2012, the Committee significantly increased the percent of ‘at-risk’ pay for NEOs by increasing the PBRSU portion of the 2012 equity award from 30% to 50%.

•
Ownership guidelines adopted:  In early 2012, the Committee adopted ownership guidelines requiring our CEO and members of the Board of Directors to own common stock and further align their interests with other stockholders.

•
No Special Executive Perks:  We do not provide any special “perquisites”, retirement programs or other benefits specifically for executives.  Executive officers participate in our employee benefit plans on the same basis as other employees.

•	No Gross-Ups: We do not provide any “gross-ups” on components of compensation or provide excise tax gross-ups related to change-in-control benefits.

Compensation Philosophy and Corporate Values

The objective of our executive compensation program is to attract, motivate and retain the exceptional leaders we need to drive stockholder value, fulfill our vision and mission, uphold our Company values and achieve our corporate goals.  These elements and our specific compensation objectives are more fully described below.

•	Our Vision: Our vision is to make the world a better place by helping people share life’s joy.

•	Our Mission: Our mission is to build an unrivaled service that enables deeper, more personal relationships between our customers and those who matter most in their lives.

•
Our Values:  We passionately pursue excellence in everything we do.  We inspire customers and each other to be creative and to achieve more than was thought possible.  We act as owners of Shutterfly, doing the right thing proactively, decisively and based on facts.  We are committed to supporting each other and providing great service, quality and value to our customers.  We treat each other and our customers as we would want to be treated.

•
Our Corporate Goals:  Each year, we establish overall corporate financial and non-financial goals as an integral part of our strategy to improve Company performance and increase stockholder value.  Our executive compensation programs and decisions are designed to create incentives for outstanding execution and to reward employees for their contributions towards achieving such goals.  The specific goals, and their relationship to executive compensation, are discussed more fully below.

Our executive compensation programs are specifically designed to:

•	Attract Top Talent. Attract executives who have the skills and experience necessary to achieve our corporate goals.

•	Retain High Performers. Retain executives who continue to perform at a high level.

•
Engage Individuals through Pay-for-Performance.  Reinforce a sense of ownership, urgency and entrepreneurial spirit among executives by rewarding them fairly over time and by linking a significant portion of their compensation in excess of base salary to achievement of measurable corporate and individual performance objectives.

•
Be Competitive to Market. Be competitive with compensation paid by companies in the same market for executive talent, including public and private companies in a wide range of sizes and stages of development.

Our Compensation Philosophy

Our compensation philosophy provides the guiding principles for structuring compensation programs that meet the objectives outlined above.

•
Compensation Should Reflect our Pay-for-Performance Culture.  A core element of our compensation philosophy is our belief that pay should be directly linked to performance.  Accordingly, a significant portion of executive compensation is contingent on, and varies based on, growth in stockholder value, achievement of our corporate performance goals, and individual contributions to our success.

Compensation Level and Mix Should Reflect Responsibility and Accountability.  Total compensation is higher for individuals with greater responsibility, greater ability to influence achievement of our corporate goals and greater accountability for those goals.  As responsibility increases, a greater portion of the executive’s total compensation is performance-based pay, contingent on the achievement of Company and individual performance objectives.  Performance-based cash bonuses and equity-based compensation are appropriately higher for executives with higher levels of responsibility and accountability for results.

Compensation Should Enhance Stockholder Value.  Compensation should create management incentives to achieve short-term results in a manner that also supports our long-term strategic and financial goals.  Performance-based cash bonuses create incentives for achieving results that enhance stockholder value in the short-term, while equity awards serve to align the interests of our executives with our stockholders over the long-term.  Our compensation policies and practices, such as the mix of compensation elements and overall limits on incentive pay, are designed to balance short- and long-term interests, and thus prevent the creation of incentives that could result in individuals taking inappropriate risks that would have a material adverse effect on the Company.  Further, our compensation program is subject to an assessment process that is intended to identify any areas of our compensation policies and practices that may unintentionally encourage inappropriate risk-taking.

Elements of Compensation

Our current executive compensation program has three primary components:

•	Base salary

•	Performance-based cash bonuses

•	Equity awards

We have selected these elements based on the following objectives:  1) they are consistent with other programs in our talent market and allow us to effectively compete for highly-qualified talent; 2) each element supports achievement of one or more of our compensation objectives; and 3) together, these elements have been and, we believe, will continue to be effective.  We view the three primary elements of executive compensation as related, but distinct, components of our total compensation program.  We do not believe that total compensation should be derived from one component, or that significant compensation from one component should negate or reduce compensation from other components.

Executive officers participate in our benefit plans on the same basis as all other employees.  We do not have separate or enhanced benefit programs for our officers.  These programs include medical, dental, vision and group life insurance, an employee assistance program, short-term and long-term disability insurance, accidental death and dismemberment insurance and our 401(k) plan.

We regularly assess our total compensation programs and periodically make adjustments as appropriate to remain competitive in our talent market.  The Committee determines the appropriate level for each compensation element based primarily on: 1) competitive benchmarking; 2) internal consistency; and 3) our achievement of corporate and individual goals.

Our CEO and other executive officers, including each of the NEOs, have a higher percentage of at-risk compensation relative to other Shutterfly employees.  This performance-based structure creates opportunities for higher compensation with strong Company and individual performance and lower compensation at lower performance levels.  The Committee believes that the more senior an executive, the more his or her compensation should be ‘at-risk.’  ‘At-risk’ means the executive will not realize full value unless performance goals, the majority of which are determined by reference to individual and Company performance, are achieved (for bonuses and PBRSUs), or our stock price maintains or appreciates in value (for equity grants).  We believe this approach is appropriate because our executive officers have the greatest influence on Shutterfly’s performance, with our CEO having the greatest influence.

Compensation Analysis Framework: Overview of the Executive Compensation Process

Role of the Compensation Committee

Our Compensation Committee, among other responsibilities, sets Shutterfly’s overall compensation philosophy and reviews and approves our compensation programs, including the specific compensation of our CEO and for all of our executive officers, including our NEOs.  The Committee, which has the authority to retain special counsel and other experts, including compensation consultants, has retained Pay Governance LLC and Fenwick & West LLP to support their responsibilities in determining executive compensation and related programs.

While the Committee determines Shutterfly’s overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to its compensation consultant and special counsel, as well as to our CEO, CFO, SVP of Human Resources and executive compensation staff to make recommendations with respect to specific compensation decisions.  The Committee makes all final decisions regarding compensation, including salary and bonus levels and specific bonus and equity awards.  The Committee meets on a regularly scheduled basis and at other times as needed.  The Committee periodically reviews compensation matters with the Board of Directors.

The Committee conducts an annual review of our executive officers’ compensation to assess whether compensation programs and decisions: 1) are aligned with our vision, mission, values and corporate goals; 2) provide appropriate short-term and long-term incentives and motivation to our executive officers; and 3) are competitive with compensation for comparable officers in companies with which we compete for executive talent.  In its review, the Committee considers, among other factors, internally-developed information as well as external compensation benchmarking data.

The Committee evaluates the performance of the CEO each year and makes all decisions regarding salary adjustments, bonus payments and equity awards based in part on the analysis provided by our compensation consultant, Pay Governance.  Our CEO is not present during any of the discussions between the Committee and Pay Governance regarding his compensation.

Based upon established individual objectives, our CEO annually evaluates the performance of each NEO other than himself.  He makes recommendations based on his subjective evaluation of performance to the Committee regarding salary adjustments for the current year, as well as performance-based bonus awards and equity awards based on Company performance and individual performance during the preceding year.  The Committee, in its sole discretion, determines whether to accept, modify or reject any recommended compensation adjustments or awards to our NEOs.  The Committee does not weight goals in any predetermined manner, nor does it apply any formulas in these discretionary adjustments.

Our Peer Group and Executive Compensation Benchmarking

In making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies with which we compete for talent, which include public and private companies in a wide range of sizes and stages of development.  For this purpose, the Committee utilizes a number of resources, including executive compensation information compiled by Pay Governance from proxy statements of other companies that we have identified as our “peer group.”

The Committee considers the executive compensation practices of the companies in the peer group as only one of several factors in setting compensation.  While not part of the formal benchmarking process, the Committee provides significant consideration to pre-IPO Silicon Valley company trends, early-stage venture backed Silicon Valley based companies, and the highly competitive marketplace for talent outside the comparative analysis of the peer group.

During 2011, the Committee reviewed and approved a proposal from Pay Governance to adjust the peer group based upon the significant changes to the existing peer group that arose from a number of factors, including acquisitions or mergers and significant disparities in market capitalization levels of existing peer companies.  When determining the composition of an appropriate peer group, among other things, the Committee considered companies:

•	With comparable e-commerce business models

•	With primary sales channels via the Internet

•	With a consumer-products and/or business-services focus

•	With similar operating histories

•	With similar revenues and market capitalization levels

•	With similar complexities and growth attributes

•	At a similar point in their maturity curve that are likely to attract the type of executive talent for whom Shutterfly competes, or

•	Which are operating at performance levels that Shutterfly views as consistent with the Company’s strategy and future performance expectations

Based on these criteria, the Committee agreed upon the following peer group of 22 publicly-traded Internet Software & Services, Internet Retail, Social Media, Application Software and Commercial Printing and broader technology companies.  The selected companies have median annual revenues of $424M and market capitalizations of $1,918M.

Ancestry.com Inc.	Ariba Inc.	Bankrate, Inc.	Blackboard, Inc.	Concur Technologies, Inc.
Constant Contact, Inc.	Demand Media, Inc.	Equinix, Inc.	LinkedIn Corporation	Netflix, Inc.
Nuance Communications, Inc.	OpenTable, Inc.	QuinStreet, Inc.	Rovi Corporation	SuccessFactors, Inc.
Taleo Corp.	TIBCO Software Inc.	TiVo, Inc.	Ultimate Software Group, Inc.	ValueClick, Inc.
VistaPrint NV.	WebMD Health Corp.

As a result of the Committee’s review, the following companies were removed from the peer group: Blue Nile, Inc., GSI Commerce Inc., Orbitz Worldwide, Inc., Overstock.com, Inc., and United Online, Inc.  The following companies were added to the peer group for 2012:  Ancestry.com Inc., Ariba Inc., Bankrate, Inc., Blackboard, Inc., Concur Technologies, Inc., Constant Contact, Inc., Demand Media, Inc., LinkedIn Corporation, Nuance Communications, Inc., Rovi Corporation, TIBCO Software Inc., Ultimate Software Group, Inc., and ValueClick, Inc.

The Committee reviewed the executive compensation peer group data prepared by Pay Governance.  The peer group data was compiled from public regulatory filings and from the 2011 Radford Executive Compensation Survey.  A comparison of the peer group data (the “Competitive Data”) to the Company’s existing executive compensation programs identified the following variations to the Competitive Data:

•	Base pay levels for NEOs (including the CEO) were at the 50th percentile

•	Short-term incentive targets for NEOs (excluding the CEO) were significantly below the 50th percentile and close to the 25th percentile

•	The short-term incentive target for the CEO was at the 50th percentile

•	Long-term incentives for NEOs (including the CEO) were generally at or near the 75th percentile

After reviewing the Competitive Data for 2011, the Committee decided to maintain the following intended target positioning regarding competitive executive officer compensation:

•	Target base salaries at approximately the 50th percentile of the Competitive Data;

•	Target annual bonus levels between the 50th and 75th percentile of the Competitive Data; and

•	Target executive officer annual equity award to achieve Total Direct Compensation value at or near the 75th percentile of the Competitive Data.

The Committee believes achieving these compensation objectives will allow us to attract and retain the exceptional leaders needed to fulfill our vision and mission, uphold our Company values and achieve our corporate goals.  In addition, the Committee believes these percentiles are consistent with our philosophy of ensuring that compensation decisions promote both the short-term and long-term interests of our stockholders.  In instances where an executive officer is uniquely critical to our success, the Committee may establish compensation levels in excess of these targeted percentiles.

Base Salaries

The Committee sets executive base salaries at levels it believes will enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall corporate goals.  In determining base salaries, the Committee considers each executive’s qualifications and experience, scope of responsibilities and future potential, the goals established for the executive, the executive’s past job performance and our targeted base salary position with respect to the Competitive Data.

Performance-Based Cash Bonuses

Our bonus program rewards executives for individual performance and contributing to the achievement of overall corporate financial and non-financial objectives.  We use cash bonuses to reward performance with measurement periods of up to one fiscal year.  Generally, the Committee establishes financial targets so that the relative difficulty of achieving such targets is roughly consistent from period to period.  Over the past several years, the Company’s performance has ranged from exceeding the corporate financial targets, to meeting the targets and failing to achieve the targets.  The performance of individual executives, as well as all NEOs as a group has also varied from year to year.

The Board approved a formal performance-based bonus plan for the year ended December 31, 2011 (the “2011 Bonus Plan”), which was available to most employees, including all the NEOs.  Under the 2011 Bonus Plan, bonus targets for NEOs reporting directly to the CEO were set at 30% of base salary.  Performance targets were established, measured, and if achieved, paid on a quarterly basis.  In addition, quarterly bonus opportunities for Vice Presidents and above (including all the NEOs) were to be weighted by quarter at 20% of the annual bonus target for each of the first three quarters, and 40% of the annual bonus target for the fourth quarter to reflect the proportional weight of our quarterly financial targets.

Actual bonus awards were based upon the individual’s performance and the Company’s financial performance as measured by actual net revenues and Adjusted EBITDA versus specific targets established by the Committee.  The Company believes that net revenues and Adjusted EBITDA are appropriate measures, as they are two of the key valuation measures considered by our stockholder and analyst community.  While the Committee sets targets for net revenues and Adjusted EBITDA, the Committee determines individual awards using its discretion.  The Committee’s use of discretion provides a mechanism through which the Committee can reward executives for achievements that may not be recognized under a strict, formula-driven approach.

Equity Awards

Our 2006 Equity Incentive Plan (the “2006 Plan”) was approved by our stockholders in September 2006.  The 2006 Plan allows the Committee to design stock-based incentive compensation awards that include stock options, restricted stock awards, stock bonuses, stock appreciation rights and RSUs.

In determining the amount of equity compensation to be awarded to executive officers, the Committee takes into account the executive’s position and scope of responsibility, the remaining vesting period and expected value (and thus, retention value) of the executive’s existing equity awards, the executive’s ability to affect profitability and stockholder value, the executive’s historical and recent job performance, our desired equity compensation position with respect to the Competitive Data and the value of equity awards in relation to other elements of total compensation.  In making equity award decisions, the Committee’s primary objectives are to reward long-term individual performance, maximize executive retention and align our long-term executive incentives with stockholder interests, but the Committee does not place any specific weight on these factors nor does it apply a formula to determine the amounts awarded.

We use stock options, RSUs and PBRSUs (collectively, “equity awards”) as long-term incentive compensation for several reasons:

•	Equity awards foster employee stock ownership and focus executives on increasing long-term stockholder value.

•
Starting in 2008 and continuing through 2011, Shutterfly’s approach has been consistent with trends in the technology sector by shifting our emphasis toward granting RSU and PBRSU awards.  Both types of restricted stock awards are an increasingly prevalent component of equity awards, most importantly due to their more predictable accounting expense, greater efficiency in use of stockholder resources (RSUs and PBRSUs are less dilutive to stockholders than stock options) and greater retention value - particularly in an environment of volatile stock prices.  Further, PBRSUs are only awarded when the Company achieves pre-established financial performance goals, supporting our compensation philosophy of aligning the interests of executives with those of our stockholders.

•
In addition, the realized value of vested stock options is dependent upon increasing the value of our stock above the option exercise price.  All of our stock options are granted with an exercise price equal to the fair market value of the stock on the grant date.

•
All option awards to named executives vest over four years, which encourages executive retention.  The options vest at a rate of 25% on the one-year anniversary of the vesting start date, and then monthly for the balance of the period.  All option awards have a term of ten years.  The vesting period for RSUs and PBRSUs varies between three and four years at the Committee’s discretion, providing the flexibility needed to support our retention objectives.

During 2011, the Committee approved a PBRSU award program for our executive officers that included participation by all NEOs, and included the criteria that PBRSU grants would be awarded only after achievement of 2011 net revenue and Adjusted EBITDA goals that the Board of Directors established at the beginning of the year ending December 31, 2011 and adjusted in July 2011 as a result of our acquisition of Tiny Prints.

Other Compensation Program Practices

Equity Award Practices – Grants

During 2011, our previously-established policies were consistently followed:

•	Our CEO continued to have authority to grant equity awards for non-officer positions

•	The timing of grants to newly hired and promoted employees was once each month

•	The quarterly option grant date for officers was the 15th day of the second month of each calendar quarter

Option Award Practices – Exercise Prices

Since our initial public offering, the exercise price for all option awards has been, and will continue to be, the closing price of our common stock on the NASDAQ Global Market on the grant date.  If the NASDAQ is closed for trading on that date, the exercise price is the closing price on the next trading day.

Severance and Change of Control Benefits

We regularly enter into employment, termination of employment and change-in-control arrangements with certain executive officers.  Our Board of Directors provides these employment, termination of employment and change of control arrangements to enable us to encourage these executives to work at a small, dynamic and rapidly growing company where their long-term compensation would largely depend on future stock price appreciation.  The arrangements are intended to mitigate a potential disincentive for executives when they are evaluating a potential acquisition of the Company, particularly when the services of the executive officers may not be required by the acquiring Company.  In such a situation, acceleration of vesting is necessary to encourage retention of the executive through the conclusion of the acquisition, and to allow for a smooth transition of management.  Employment terms are constructed to provide all NEOs with consistent treatment and to avoid the inadvertent incurrence of an excise tax under Section 409A of the Internal Revenue Code.

We employ our executive officers “at will,” without employment contracts.  We have reasonable post-employment and change in control provisions that apply to all executive officers.  We provide for various levels of vesting acceleration of outstanding equity awards in the event of a change in control in which NEOs are involuntarily terminated or terminate voluntarily for “good reason” during a specified period after the change in control.  In 2012, the Committee modified the provisions for accelerated vesting to extend the protection to vested and unvested PBRSUs and to change the relocation trigger for good reason to a relocation of more than 35 miles.  For a detailed description of these severance and change in control benefits, please see the discussion under “Executive Compensation — Potential Payments upon Termination or Change of Control.”

Stock Ownership Guidelines

The Committee adopted guidelines in 2012 which now require that our CEO and members of our Board of Directors own our stock to ensure that their interests are aligned with those of our stockholders. Under these guidelines, our CEO and members of our Board of Directors are expected to own shares at certain minimum levels within five years of commencing service taking into account direct and indirect ownership of shares and share equivalents, vested stock options and restricted stock held in Company plans.  Minimum qualifying share ownership guidelines were established based upon market practices of other technology companies with stock ownership guidelines for executive officers and directors, and are set at four times base salary for the CEO, and $100,000 for each member of the Board of Directors.

Tax and Accounting Considerations

We record cash compensation as services are performed and the compensation is earned.  It is the Committee’s general policy to consider whether particular programs and payments and awards are deductible to the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code.  Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to NEOs that is not performance-based is not tax deductible.

We account for equity compensation paid to our executives and employees in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R and referred to here as “ASC 718”), which requires us to estimate and record a non-cash expense over the term of the equity compensation award.  The amounts appearing in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table in this proxy statement are calculated in accordance with ASC 718 and represent the grant date fair value of the equity awards.

Any gain recognized by employees from the exercise of nonqualified stock options is tax-deductible for us.  However, any gain recognized by an employee with respect to an incentive stock option will not be deductible unless there is a “disqualifying disposition” of the shares by the employee.  A disqualifying disposition occurs when an employee sells or disposes of incentive stock option shares within two years after the grant date or within one year after the exercise date.  The employee is taxed on the gain at ordinary income tax rates.  In addition, when we grant awards of restricted stock or restricted stock units that are not subject to performance vesting, they may not be fully-deductible by us at the time the award is otherwise taxable to the employee.

2011 Compensation Program Financial Targets and Performance

2011 Bonus Targets and Results

The 2011 Bonus Plan provides awards to participating employees based upon achievement of pre-established targets for net revenues and Adjusted EBITDA.  The target funding of our bonus pool is adjusted upward or downward depending upon our performance relative to these targets, subject to a maximum funding of 125% of target.

The Committee established financial targets for the 2011 Bonus Plan to create incentives for continued growth in net revenues and improvements in the level of Adjusted EBITDA.  These targets were developed in light of recent historical financial performance, planned strategic initiatives and the existing economic environment.  The performance objectives are designed to be difficult to achieve, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount.  This uncertainty helps ensure that any payments made under the plan are truly performance-based and consistent with the plan’s objectives.  While our achievement of performance targets determines overall funding, individual award determinations for our officers are subject to the discretion of the Committee.

The Committee approved the following quarterly financial targets for 2011 first quarter bonuses:

Adjusted EBITDA Minimum	Net Revenue Minimum	Net Revenue Target	Net Revenue Maximum
($2.4M)	$52.0M	$53.8M	$>= $56.0M

For the first quarter, net revenues totaled $57.2M and Adjusted EBITDA totaled ($1.9M).  These exceeded established minimums and based upon Committee discretion, quarterly bonuses were awarded to the CEO and NEOs detailed in the following CEO Base and Bonuses and NEO Base and Bonuses section.

The Committee approved the following quarterly financial targets for 2011 second quarter bonuses:

Adjusted EBITDA Minimum	Net Revenue Minimum	Net Revenue Target	Net Revenue Maximum
($1.5M)	$58.0M	$59.8M	$>= $62.0M

For the second quarter, net revenues totaled $61.1M and Adjusted EBITDA totaled ($0.3M).  These exceeded established minimums and based upon Committee discretion, quarterly bonuses were awarded to the CEO and NEOs as detailed in the following CEO Base and Bonuses and NEO Base and Bonuses section.

The Committee approved the following quarterly financial targets for 2011 third quarter bonuses:

Adjusted EBITDA Minimum	Net Revenue Minimum	Net Revenue Target	Net Revenue Maximum
($7.0M)	$73.0M	$76.7M	$>= $79.7M

For the third quarter, net revenues totaled $76.5M and Adjusted EBITDA totaled ($3.3M).  These exceeded established minimums and based upon Committee discretion, quarterly bonuses were awarded to the CEO and NEOs as detailed in the following CEO Base and Bonuses and NEO Base and Bonuses section.

The Committee approved the following quarterly financial targets for 2011 fourth quarter bonuses:

Adjusted EBITDA Minimum	Net Revenue Minimum	Net Revenue Target	Net Revenue Maximum
$95.6M	$270.0M	$285.0M	$>= $300.0M

For the fourth quarter, net revenues totaled $263.8M and Adjusted EBITDA totaled $89.3M.  These results were less than the required minimums, and subsequently no quarterly bonuses were awarded to the CEO and NEOs.

2011 Performance-Based Restricted Stock Units Targets and Results

In 2011, the Company provided PBRSU award opportunities to the CEO and other NEOs which pay out only if full-year financial performance thresholds are exceeded.  For 2011, as a result of our acquisition of Tiny Prints, we adjusted our annual PBRSU targets in July, 2011.

The Committee approved the following annual financial targets for PBRSUs for 2011:

Adjusted EBITDA Minimum	Net Revenue Minimum	% of PBRSU Awarded
Minimum: $76.1M (revised to $86.6M)	Minimum: $365.0M (revised to $468.0M)	100%

For the full year, net revenues totaled $473.3M and Adjusted EBITDA totaled $83.7M.  The Adjusted EBITDA fell below the minimum target, and no PBRSUs were awarded to the CEO and NEOs.

2011 CEO Compensation

CEO Pay Mix

Based upon his experience and strategic acumen, effective leadership and demonstrated record of success, we believe that our CEO is uniquely qualified to drive the execution and innovation we believe will deliver long-term stockholder value.  Our compensation decisions for the CEO in 2011, which include equity grants comprising 88% of his overall targeted pay mix, reflect a strong retention orientation, competitive pay in light of the very competitive Silicon Valley CEO talent market, and, we believe, will reward his success in achieving our ongoing strategic and functional imperatives.  A meaningful percentage of his compensation is ‘at-risk’ and tied to the achievement of challenging levels of Company performance.  We believe the overall CEO pay mix and structure of compensation illustrated below and described in this Compensation Discussion and Analysis provide a strong incentive to promote sustained growth and performance.

CEO Base and Bonus

During 2011, the Committee determined that Mr. Housenbold was paid at approximately the 50th percentile of the Competitive Data and maintained a market competitive 2011 base salary of $510,000.

Mr. Housenbold’s bonus target opportunity of 100% of his base salary remained unchanged.  In February 2011, Mr. Housenbold’s maximum bonus opportunity was increased from 125% to 175% of his bonus target to provide alignment with CEO market practices, as well as alignment with the existing maximum opportunity provided to other NEOs and company employees.

At each quarterly meeting, the Committee discussed the CEO quarterly bonus for 2011 performance.  In doing so, in addition to the factors previously discussed under “2011 Bonus Targets and Results”, the Committee considered the CEO’s significant contributions toward the Company’s strategic and functional imperatives and the Company’s financial targets.  Based upon these discussions, the Committee approved quarterly cash bonuses for the first three quarters of 2011; however, no fourth quarter bonus was paid.  The 2011 bonuses were accrued in 2011 and paid quarterly, in the amounts set forth below.

Quarter 1		Quarter 2		Quarter 3		Quarter 4	Full-Year
Bonus	% of Target	Bonus	% of Target	Bonus	% of Target	Bonus	Aggregate Bonus Paid	Bonus as a % of Target
$127,500	125%	$110,110	108%	$100,570	99%	$—	$338,180	66%

CEO Equity

In February 2011, the Committee approved equity compensation grants for the CEO.  This award included an RSU grant of 122,500 shares with a four-year annual vesting schedule, vesting 1/4 on each anniversary of February 15, 2011, as well as a 52,500 PBRSU grant.  To the extent earned, these PBRSUs would vest and be settled annually over four years, 1/4 on each anniversary of February 15, 2011.  The equity awards were provided at a level targeted to achieve Total Direct Compensation at approximately the 90th percentile of the Competitive Data.  The equity awarded to the CEO maintained the Company’s focus on long-term compensation linked to performance and increasing stockholder value, while encouraging the retention of his leadership.

As noted previously under “2011 Bonus Targets and Results,” based upon the failure to achieve EBITDA targets, none of the PBRSUs were awarded to the CEO in 2011.

CEO Pay for Performance

Over time, as the size, complexity and performance of the Company has grown, Shutterfly has increased the pay for the CEO to reflect his enhanced role and performance.  The following graphs illustrate this change over time compared to our primary financial measures of performance.

Total Direct Compensation (TDC) is comprised of annual base salary, bonus and equity awards (valued on the grant date).

2008 and 2011 PBRSUs were not awarded as performance targets were not met.  TDC excluding these awards is indicated above in the “CEO TDC: Revised” line which provides an alternative illustration of realizable compensation.

2011 Compensation for Other NEOs

NEO Mix of Pay

Our compensation decisions for the NEOs, other than the CEO, in 2011 reflect a strong retention orientation, competitive pay in light of the very competitive Silicon Valley talent market, and, we believe, will reward success for achieving our ongoing strategic and functional imperatives.  In addition, a meaningful percentage of their compensation is ‘at-risk’ and tied to the achievement of challenging levels of Company performance.  We believe the targeted mix and structure of compensation illustrated below and described in this Compensation Discussion and Analysis provide a strong incentive to promote sustained growth and performance.

NEO Base and Bonuses

The Committee approved 2011 base salary increases for the NEOs listed below.  These increases were effective March 1, 2011.  The Committee determined specific increases for each NEO by considering the executive’s qualifications and experience, scope of responsibilities, future potential, and achievement of specific goals established for the executive, time in position, the executive’s past job performance and Competitive Data pay levels.  Generally, these NEOs had salaries that were at the 50th percentile of the peer group and were as follows:

•	Mr. Rubash’s base salary increased from $310,000 to $318,000 (an increase of 2.6%)

•	Mr. Day’s base salary increased from $296,000 to $303,000 (an increase of 2.4%)

•	Mr. McCormick’s base salary increased from $246,000 to $256,000 (an increase of 4.1%)

•	Mr. Black’s base salary increased from $249,000 to $255,000 (an increase of 2.4%)

The Committee discussed the bonus for 2011 performance by NEOs.  In doing so, in addition to the factors previously discussed under “2011 Bonus Targets and Results,” the Committee considered: 1) each of the NEO’s individual contributions toward the Company’s strategic and functional imperatives; and 2) the NEO’s individual contributions towards the Company’s financial targets.  The Committee did not weight these components nor did it use a formula to determine individual awards.

Based upon performance, the Committee approved the following cash bonuses for NEO performance during 2011.  The 2011 bonuses were accrued in 2011 and paid quarterly in 2011, in the amounts set forth below.

	Quarter 1		Quarter 2		Quarter 3		Quarter 4	Full-Year
	Bonus	% of Target	Bonus	% of Target	Bonus	% of Target	Bonus	Bonus Paid	Bonus as a % of Target
Mr. Rubash	$23,900	125%	$20,600	108%	$18,810	99%	$—	$63,310	66%
Mr. Day	$12,700	70%	$16,360	90%	$12,110	67%	$—	$41,170	45%
Mr. McCormick	$19,200	125%	$15,820	103%	$15,140	99%	$—	$50,160	65%
Mr. Black	$19,100	125%	$16,510	108%	$15,090	99%	$—	$50,700	66%

NEO Equity

In February 2011, the Committee approved equity compensation grants for NEOs.  These awards included RSU grants with a four-year annual vesting schedule, vesting 1/4 on each anniversary of February 15, 2011, as well as PBRSU grants.  To the extent earned, these PBRSUs would vest and be settled annually over four years, 1/4 on each anniversary of February 15, 2011.  The amounts of the grants for the NEOs are shown below.  The amounts granted were determined by the Committee to be the appropriate amount necessary to encourage long-term performance and retention of those individuals, and were provided at levels targeted to achieve Total Direct Compensation at approximately the 90th percentile of the Competitive Data.

•	Mr. Rubash received 32,900 RSUs and 14,100 PBRSUs

•	Mr. Day received 23,800 RSUs and 10,200 PBRSUs

•	Mr. McCormick received 34,300 RSUs and 14,700 PBRSUs

•	Mr. Black received 23,100 RSUs and 9,900 PBRSUs

As noted previously under “2011 Bonus Targets and Results,” based upon the failure to achieve the annual Adjusted EBITDA goal, none of the PBRSUs were awarded to the NEOs in 2011.

NEO Pay for Performance

Over time, as the size, complexity and performance of the Company has grown, Shutterfly has increased the pay for the NEOs to reflect their enhanced roles and performance.  The following graphs illustrate these changes over time compared to our primary financial measures of performance.

Total Direct Compensation (TDC) is comprised of annual base salary, bonus and equity awards (valued on the grant date).

2008 and 2011 PBRSUs were not awarded as performance targets were not met.  Average TDC excluding these awards is indicated above in the “Avg NEO TDC: Revised” line which provides an alternative illustration of realizable compensation.

Graph excludes Mr. Day from fiscal years 2008 and 2009, as he was not employed for those full fiscal years.

Summary Compensation Table

The following table presents compensation information for the years ended December 31, 2009, 2010 and 2011 awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers.  We refer to these executive officers as our named executive officers elsewhere in this proxy statement.  Any columns required by SEC rules are omitted where there is no amount to report.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Jeffrey T. Housenbold	2011	$510,000	-	$7,914,025	-	$338,180	-		$8,762,205
President and Chief Executive	2010	$505,833	$240,250	$4,004,228	-	$448,000	-		$5,198,311
Officer	2009	$485,000	-	$1,512,480	-	$581,996	-		$2,579,476

Mark J. Rubash(7)	2011	$316,667	-	$2,125,481	-	$63,310	-		$2,505,458
Chief Financial Officer	2010	$308,333	$28,000	$874,710	-	$86,300	-		$1,297,343
	2009	$296,667	-	$944,860	-	$100,800	-		$1,342,327

Dwayne A. Black Senior Vice President, Operations	2011	$254,000	-	$1,492,359	-	$50,700	-		$1,797,059

Neil M. Day Jr.(5)	2011	$301,833	-	$1,537,582	-	$41,170	-		$1,880,585
Chief Technology Officer	2010	$295,000	$28,000	$699,768	-	$73,200	-		$1,095,968
	2009	$180,320	$75,000	$2,698,000	-	$59,510	$4,835	(6)	$3,017,665

Daniel C. McCormick	2011	$254,333	-	$2,215,927	-	$50,160	-		$2,520,420
Senior Vice President, General	2010	$243,333	$20,000	$738,644	-	$78,550	-		$1,080,527
Manager	2009	$224,878	-	$708,645	-	$80,734	-		$1,014,257

(1)	See “Compensation Discussion and Analysis” discussion above regarding certain base salary levels that became effective on March 1, 2011.
(2)	The amounts reporting in this column for 2010 represent discretionary bonuses awarded at the discretion of our Compensation Committee.
(3)
The amounts in this column represent the grant date fair values for equity awards granted to the named executive officers in the respective fiscal years computed in accordance with FASB ASC Topic 718.  See note 8 of the notes to our consolidated financial statements included in our annual report on Form 10-K for fiscal 2011. See the “Grants of Plan-Based Awards” table for information on equity grants made in fiscal 2011. These amounts reflect our stock-based compensation expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

(4)
The amounts in this column reflect cash bonus awards earned by the named executive officers under our 2009, 2010 and 2011 incentive bonus plans.  The 2011 annual incentive bonus plan is discussed in greater detail in “Compensation Discussion and Analysis” above.

(5)	Mr. Day joined Shutterfly as its Chief Technology Officer on May 15, 2009. His 2009 bonus amount of $75,000 represents a new hire bonus.
(6)	The amounts represent reimbursement of expenses related to relocation as per Mr. Day’s offer letter dated April 17, 2009.
(7)	Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012.

Grants of Plan-Based Awards

The following table provides information on awards of stock options, restricted stock units, performance-based rights to receive future grants of restricted stock units, and cash-based performance awards in 2011 to each of Shutterfly’s named executive officers.  There can be no assurance that the Grant Date Fair Value of the Stock Option and Stock Unit Awards will ever be realized.  The grant date fair value of these awards is included in the “Stock Awards” columns of the Summary Compensation Table.  Any columns required by SEC rules are omitted where there is no amount to report.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)(2)	Fair Value of Stock and Option Awards($)(5)
Jeffrey T. Housenbold	(1)	-	-	-	-	52,500	-	-	$2,290,050
	2/15/11	-	-	-	-	-	-	122,500	$5,623,975
	(3)	382,500	510,000	892,500	-	-	-	-	-
Mark J. Rubash(4)	(1)	-	-	-	-	14,100	-	-	$615,042
	2/15/11	-	-	-	-	-	-	32,900	$1,510,439
	(3)	71,550	95,400	166,950	-	-	-	-	-
Dwayne A. Black	(1)	-	-	-	-	9,900	-	-	$431,838
	2/15/11	-	-	-	-	-	-	23,100	$1,060,521
	(3)	57,375	76,500	133,875	-	-	-	-	-
Neil M. Day Jr.	(1)	-	-	-	-	10,200	-	-	$444,924
	2/15/11	-	-	-	-	-	-	23,800	$1,092,658
	(3)	68,175	90,900	159,075	-	-	-	-	-
Daniel C. McCormick	(1)	-	-	-	-	14,700	-	-	$641,214
	2/15/11	-	-	-	-	-	-	34,300	$1,574,713
	(3)	57,600	76,800	134,400	-	-	-	-	-

________________________________________

(1)
The amounts shown in this row reflect, in shares, the potential awards of performance-based restricted stock units (“PBRSUs”) for fiscal year 2011 performance period, as further described in the Compensation Discussion and Analysis section above.  In February 2011, all named executive officers were awarded PBRSUs under the 2006 Equity Incentive Plan (“2006 Plan”), subject to the satisfaction of the pre-determined performance conditions described above.

(2)
These restricted stock unit awards were granted under the 2006 Plan, vest in 25% increments on each of the first through fourth anniversaries of the date of grant, and are settled in shares on the vesting date.

(3)
Pursuant to our 2011 Bonus Plan applicable to named executive officers, these named executive officers could earn no more that 175% of their individual target bonus, based on actual performance.  If the respective named executive officer did not meet individual performance criteria and/or the Company did not achieve the threshold performance metrics described in the “Compensation Discussion and Analysis” above, the bonus amount of that named executive officer would have been zero (0).  Based on actual performance, the Compensation Committee of our Board of Directors approved, on a quarterly basis, the quarterly 2011 incentive bonus amounts for the periods of the first quarter of 2011 through the third quarter of 2011 for our named executive officers, which aggregate bonus totals are reflected in the Summary Compensation Table above.

(4)	Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012.

(5)
The amounts in this column represent the grant date fair values for equity awards granted to the named executive officers in the respective fiscal years computed in accordance with FASB ASC Topic 718.  See note 8 of the notes to our consolidated financial statements included in our annual report on Form 10-K for fiscal 2011. These amounts reflect our stock-based compensation expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

Outstanding Equity Awards at December 31, 2011

The following table provides information regarding stock options and restricted stock units held by our named executive officers as of December 31, 2011.  No named executive officer has any other outstanding form of equity award.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

Jeffrey T. Housenbold	1/17/2005(1)(3)	18,181	-	5.50	1/16/2015	-	-	-	-
	5/9/2006(2)(3)	165,000	-	10.39	5/9/2016	-	-	-	-
	2/28/2007(1)(4)	200,000	-	16.51	2/27/2017	-	-	-	-
	2/29/2008(1)(4)	153,333	6,667	15.29	2/27/2018	-	-	-	-
	2/17/2009(7)	-	-	-	-	40,000	910,400	-	-
	2/16/2010(7)	-	-	-	-	137,333	3,125,699	-	-
	2/15/2011(8)	-	-	-	-	122,500	2,788,100	-	-
	2/15/2011(8)	-	-	-	-	-	-	52,500(6)	1,194,900
Mark J. Rubash(9)	11/30/2007(1)(4)	202,000	-	28.49	11/29/2017	-	-	-	-
	2/17/2009(7)	-	-	-	-	23,333	531,059	-	-
	2/17/2009(7)	-	-	-	-	10,000	227,600	-	-
	2/16/2010(7)	-	-	-	-	30,000	682,800	-	-
	2/15/2011(8)	-	-	-	-	32,900	748,804	-	-
	2/15/2011(8)	-	-	-	-	-	-	14,100(6)	320,916
Dwayne A. Black	2/17/2009(7)	-	-	-	-	17,500	398,300	-	-
	2/17/2009(7)	-	-	-	-	7,500	170,700	-	-
	2/16/2010(7)	-	-	-	-	23,333	531,059	-	-
	2/15/2011(8)	-	-	-	-	23,100	525,756	-	-
	2/15/2011(8)	-	-	-	-	-	-	9,900(6)	225,324
Neil M. Day, Jr.	5/18/2009(7)	-	-	-	-	66,666	1,517,318	-	-
	2/16/2010(7)	-	-	-	-	24,000	546,240	-	-
	2/15/2011(8)	-	-	-	-	23,800	541,688	-	-
	2/15/2011(8)	-	-	-	-	-	-	10,200(6)	232,152
Daniel C. McCormick	5/9/2006(1)(3)	1	-	10.39	5/9/2016	-	-	-	-
	11/15/2007(1)(4)	2,918	-	26.70	11/14/2017	-	-	-	-
	2/17/2009(7)	-	-	-	-	17,500	398,300	-	-
	2/17/2009(7)	-	-	-	-	7,500	170,700	-	-
	2/16/2010(7)	-	-	-	-	25,333	576,579	-	-
	2/15/2011(8)	-	-	-	-	34,300	780,668	-	-
	2/15/2011(8)	-	-	-	-	-	-	14,700(6)	334,572

(1)	This option vests over four years, with 25% vesting after one year from the date of grant and an additional 1/48th of the total number of shares vesting each month thereafter.
(2)	This option vests over four years, with 25% vesting on March 16, 2007 and an additional 1/48th of the total number of shares vesting each month thereafter.
(3)	In connection with the 1999 Plan, all of these options are immediately exercisable.
(4)	In connection with the 2006 Plan, none of these options are immediately exercisable.
(5)
Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($22.76) as of the close of trading on December 30, 2011 (the last trading day of our 2011 fiscal year-end).

(6)	This award of performance-based restricted stock units is subject to fiscal 2011 annual performance conditions. For more information see the Compensation Discussion and Analysis section above.
(7)	The shares subject to this restricted stock unit grant vest on each of the first, second and third anniversaries of the grant date.
(8)	The shares subject to this restricted stock unit grant vest on each of the first, second, third and fourth anniversaries of the grant date.
(9)	Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012.

Fiscal 2011 Option Exercises and Stock Vested

The following table provides information regarding stock option exercises by our named executive officers as of December 31, 2011 and the number of shares of restricted stock units held by each named executive officer that vested during the 2011 fiscal year.  Value realized on option exercise is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.  Value realized on vesting of restricted stock units is based on the fair market value of our Common Stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey T. Housenbold	833,976	32,749,546	202,000	7,943,338
Mark J. Rubash(1)	68,000	1,987,848	66,999	3,213,360
Dwayne A. Black	135,000	5,842,314	41,800	1,914,601
Neil M. Day Jr.	-	-	78,667	3,919,350
Daniel C. McCormick	17,082	490,150	37,667	1,662,682

(1)	Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012.

Potential Payments upon Termination or Change of Control

We have entered into employment, termination of employment and change-in-control arrangements with our named executive officers as summarized below:

Jeffrey T. Housenbold.   Mr. Housenbold’s initial offer letter and subsequent amendments provide that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Housenbold terminates his employment for good reason (including an adverse change in title, responsibility or authority, a relocation of employment location more than 60 miles from our current headquarters or a material reduction in base salary, provided that, Mr. Housenbold gives 45 days written notice of such occurrence and the Company has 30 days opportunity to cure), Mr. Housenbold will receive severance equal to 15 months of salary plus 125% of the full amount of the target bonus for the year in which the termination occurred, and all unvested shares of equity (options and RSUs) granted to Mr. Housenbold will fully vest on his termination date.

We have also agreed that in the event we terminate Mr. Housenbold’s employment without cause, or if Mr. Housenbold terminates his employment for good reason, Mr. Housenbold will receive 12 months salary plus the full amount of the target bonus for the year in which the termination occurred as severance, 12 months of COBRA benefits and 12 months of unvested shares of equity (options and RSUs) granted to Mr. Housenbold will fully vest and Mr. Housenbold’s exercise period for any options granted will be 24 months.  Our obligation to make any severance payments is expressly conditioned upon Mr. Housenbold’s execution and delivery of a general release and waiver of all claims.

In the event that a portion of the severance and other benefits provided to Mr. Housenbold under the offer letter or any other agreement, benefit, plan or policy of Shutterfly are subject to a specified federal excise tax in connection with a change of control, such severance and other benefits will be reduced on a pre-tax basis if such reduction would provide Mr. Housenbold with a greater amount of severance and other benefits on an after-tax basis.

For purposes of Mr. Housenbold’s employment offer letter, a change of control includes (1) an acquisition of 50% or more of our outstanding voting stock by any person or entity; (2) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity; (3) a sale of all or substantially all of our assets; or (4) a liquidation or dissolution of Shutterfly.

The following table summarizes the potential payments and benefits payable to Mr. Housenbold upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Housenbold was terminated on December 31, 2011.  Mr. Housenbold’s employment contract requires that the severance payment be paid in a lump sum.

						Following a Change of Control
Executive Benefits and Payments Upon Termination:	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause		Termination For Good Reason		Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	$-	$510,000		$510,000		$637,500	$637,500
Bonus	$-	$510,000		$510,000		$637,500	$637,500
Health Benefits	$-	$19,731	(1)	$19,731	(1)	$-	$-
Value of accelerated stock options	$-	$151,741		$151,741		$151,741	$151,741
Value of accelerated restricted stock units	$-	$3,170,286		$3,170,286		$6,824,199	$6,824,199

(1)  This amount reflects our maximum 12 month obligation.  If Mr. Housenbold becomes covered by another employer’s health plan during such 12 month period, then our obligation to pay Mr. Housenbold’s health plan coverage shall cease.

On February 14, 2012, we entered into an amendment to the employment agreement with Mr. Housenbold which amendment, among other things, provides that if there is a change in ownership or control of the Company, then Mr. Housenbold would receive accelerated vesting of all of his then-unvested Company stock option shares and restricted stock units, including earned and unearned unvested performance-based restricted stock units.  In addition, the amendment to Mr. Housenbold’s employment agreement also revised the definition of “Good Reason” to include relocation of the Company’s corporate office by more than thirty-five (35) miles from its current location.

Mark J. Rubash.  Mr. Rubash resigned as our Chief Financial Officer effective February 24, 2012 and received no payments or benefits in connection with his termination of employment with us.  Mr. Rubash’s initial offer letter and subsequent amendment provided that if within 12 months following a change of control of Shutterfly we terminated his employment without cause or if Mr. Rubash terminated his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary), Mr. Rubash would have received severance equal to six months of salary and, if the Company’s equity awards had been assumed in the change of control transaction, 12 months of unvested shares of equity (options and RSUs) granted to Mr. Rubash would have fully vested on his termination date.  In addition, any vested options of Mr. Rubash would have continued to be exercisable for an additional 12 months after termination of service.

We also agreed that in the event we terminated Mr. Rubash’s employment without cause, he would have received six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. Rubash would have continued to be exercisable for additional 12 months after termination of service.  Our obligation to make any severance payments was expressly conditioned upon Mr. Rubash’s execution and delivery of a general release and waiver of all claims and return of all company property.

For purposes of Mr. Rubash’s employment offer letter, a change of control included (1) a merger or consolidation of Shutterfly after which Shutterfly was not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there was no substantial change in the stockholders of the Company), (2) a dissolution or liquidation of the Company, (3) the sale of substantially all of the assets of the Company, (4) a merger after which the Company stockholders ceased to own their shares or other equity interest in the Company, or (5) any other transaction which qualified as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the Company gave up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

The following table summarizes the potential payments and benefits that would have been payable to Mr. Rubash upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Rubash had been terminated on December 31, 2011.  Mr. Rubash’s employment agreement required that the severance payment be paid in a lump sum.

					Following a Change of Control
Executive Benefits and Payments Upon Termination	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause		Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	$-	$159,000		$-	$159,000	$159,000
Bonus	$-	$-		$-	$-	$-
Health Benefits	$-	$3,432	(1)	$-	$-	$-
Value of accelerated stock options	$-	$-		$-	$-	$-
Value of accelerated restricted stock units	$-	$-		$-	$1,287,260	$1,287,260

(1)  This amount reflects our maximum six month obligation.  If Mr. Rubash had become covered by another employer’s health plan during such six month period, then our obligation to pay Mr. Rubash’s health plan coverage would have ceased.

Dwayne A. Black.    Mr. Black’s initial offer letter and subsequent amendment provide that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Black terminates his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary), Mr. Black will receive severance equal to six months of salary and, if the Company’s equity awards are assumed in the change of control transaction, 12 months of unvested shares of equity (options and RSUs) granted to Mr. Black will fully vest on his termination date.  In addition, any vested options of Mr. Black will continue to be exercisable for an additional 12 months after termination of service.

We have also agreed that in the event we terminate Mr. Black’s employment without cause, he will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. Black will continue to be exercisable for additional 12 months after termination of service.  Our obligation to make any severance payments is expressly conditioned upon Mr. Black’s execution and delivery of a general release and waiver of all claims and return of all Company property.

For purposes of Mr. Black’s employment offer letter and amendment, a change of control includes (1) a merger or consolidation of Shutterfly after which Shutterfly is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company), (2) a dissolution or liquidation of the Company, (3) the sale of substantially all of the assets of the Company, (4) a merger after which the Company stockholders cease to own their shares or other equity interest in the Company, or (5) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

The following table summarizes the potential payments and benefits payable to Mr. Black upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Black was terminated on December 31, 2011.  Mr. Black’s employment offer letter & amendment requires that the severance payment be paid in a lump sum.

					Following a Change of Control
Executive Benefits and Payments Upon Termination:	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause		Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	$-	$127,500		$-	$127,500	$127,500
Bonus	$-	$-		$-	$-	$-
Health Benefits	$-	$9,866	(1)	$-	$-	$-
Value of accelerated stock options	$-	$-		$-	$-	$-
Value of accelerated restricted stock units	$-	$-		$-	$965,980	$965,980

(1)  This amount reflects our maximum six month obligation.  If Mr. Black becomes covered by another employer’s health plan during such six month period, then our obligation to pay Mr. Black’s health plan coverage shall cease.

On February 14, 2012, the Company entered into an amendment to the employment agreement with Mr. Black, which, among other things, will provide that if there is a change in ownership or control of the Company, then Mr. Black would receive accelerated vesting of the number of then-unvested company stock option shares and restricted stock units, including earned and unearned unvested performance-based restricted stock units, that would have vested during the twelve (12) months following the date of such change in ownership or change of control.  In addition, the amendment to Mr. Black’s employment agreement also revised the definition of “Good Reason” to include relocation of the Company’s corporate office by more than thirty-five (35) miles from its current location.

Neil M. Day Jr.  Mr. Day’s offer letter provides that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Day terminates his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary), Mr. Day will receive severance equal to six months of salary and if the Company’s equity awards are assumed in the change of control transaction, 12 months of unvested shares of equity (options and RSUs) granted to Mr. Day will fully vest on his termination date.  In addition, any vested options of Mr. Day will continue to be exercisable for an additional 12 months after termination of service.

We have also agreed that in the event we terminate Mr. Day’s employment without cause, he will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. Day will continue to be exercisable for additional 12 months after termination of service.  Our obligation to make any severance payments is expressly conditioned upon Mr. Day’s execution and delivery of a general release and waiver of all claims and return of all Company property.

For purposes of Mr. Day’s employment offer letter, a change of control includes (1) a merger or consolidation of Shutterfly after which Shutterfly is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company), (2) a dissolution or liquidation of the Company, (3) the sale of substantially all of the assets of the Company, (4) a merger after which the Company stockholders cease to own their shares or other equity interest in the Company, or (5) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

The following table summarizes the potential payments and benefits payable to Mr. Day upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Day was terminated on December 31, 2011.  Mr. Day’s employment offer letter & amendment requires that the severance payment be paid in a lump sum.

					Following a Change of Control
Executive Benefits and Payments Upon Termination:	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause		Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	$-	$151,500		$-	$151,500	$151,500
Bonus	$-	$-		$-	$-	$-
Health Benefits	$-	$9,586	(1)	$-	$-	$-
Value of accelerated stock options	$-	$-		$-	$-	$-
Value of accelerated restricted stock unit	$-	$-		$-	$1,925,860	$1,925,860

(1)  This amount reflects our maximum six month obligation.  If Mr. Day becomes covered by another employer’s health plan during such six month period, then our obligation to pay Mr. Day’s health plan coverage shall cease.

On February 14, 2012, the Company entered into an amendment to the employment agreement with Mr. Day, which, among other things, will provide that if there is a change in ownership or control of the Company, then Mr. Day would receive accelerated vesting of the number of then-unvested Company stock option shares and restricted stock units, including earned and unearned unvested performance-based restricted stock units, that would have vested during the twelve (12) months following the date of such change in ownership or change of control.  In addition, the amendment to Mr. Day’s employment agreement also revised the definition of “Good Reason” to include relocation of the Company’s corporate office by more than thirty-five (35) miles from its current location.

Daniel C. McCormick.  Mr. McCormick’s initial offer letter and subsequent amendment provide that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. McCormick terminates his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary), Mr. McCormick will receive severance equal to six months of salary and, if the Company’s equity awards are assumed in the change of control transaction, 12 months of unvested shares of equity (options and RSUs) granted to Mr. McCormick will fully vest on his termination date.  In addition, any vested options of Mr. McCormick will continue to be exercisable for an additional 12 months after termination of service.

We have also agreed that in the event we terminate Mr. McCormick’s employment without cause, he will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. McCormick will continue to be exercisable for additional 12 months after termination of service.  Our obligation to make any severance payments is expressly conditioned upon Mr. McCormick’s execution and delivery of a general release and waiver of all claims and return of all Company property.

For purposes of Mr. McCormick’s employment offer letter and amendment, a change of control includes (1) a merger or consolidation of Shutterfly after which Shutterfly is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company), (2) a dissolution or liquidation of the Company, (3) the sale of substantially all of the assets of the Company, (4) a merger after which the Company stockholders cease to own their shares or other equity interest in the company, or (5) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

The following table summarizes the potential payments and benefits payable to Mr. McCormick upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. McCormick was terminated on December 31, 2011.  Mr. McCormick’s employment agreement requires that the severance payment be paid in a lump sum.

					Following a Change of Control
Executive Benefits and Payments Upon Termination:	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause		Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	$-	$128,000		$-	$128,000	$128,000
Bonus	$-	$-		$-	$-	$-
Health Benefits	$-	$9,866	(1)	$-	$-	$-
Value of accelerated stock options	$-	$-		$-	$-	$-
Value of accelerated restricted stock units	$-	$-		$-	$1,052,486	$1,052,486

(1)  This amount reflects our maximum six month obligation.  If Mr. McCormick becomes covered by another employer’s health plan during such six month period, then our obligation to pay Mr. McCormick’s health plan coverage shall cease.

On February 14, 2012, the company entered into an amendment to the employment agreement with Mr. McCormick, which, among other things, will provide that if there is a change in ownership or control of the Company, then Mr. McCormick would receive accelerated vesting of the number of then-unvested Company stock option shares and restricted stock units, including earned and unearned unvested performance-based restricted stock units, that would have vested during the twelve (12) months following the date of such change in ownership or change of control.  In addition, the amendment to Mr. McCormick’s employment agreement also revised the definition of “Good Reason” to include relocation of the Company’s corporate office by more than thirty-five (35) miles from its current location.

COMPENSATION OF DIRECTORS

The following table provides information for 2011 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2011.  Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

2011
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Philip A. Marineau	42,500	284,974	327,474
Eric J. Keller	15,000	234,989	249,989
Stephen J. Killeen	10,000	199,994	209,994
Nancy J. Schoendorf	10,000	219,999	229,999
Brian T. Swette	-	199,994	199,994
James N. White	-	199,994	199,994
Jeffrey T. Housenbold(2)	-	-	-

(1)
The amounts in these columns represent the aggregate grant date fair value of stock awards granted to the director during 2011 computed in accordance with FASB ASC Topic 718.  See note 6 of our notes to consolidated financial statements included in our annual report on Form 10-K for fiscal 2011. These amounts reflect our stock-based compensation expense for these awards, and do not correspond to the actual value that may be recognized by the directors.  As of December 31, 2011, the above-listed directors held outstanding RSUs under which the following number of shares of our Common Stock are issuable: Mr. Marineau (10,615); Mr. Keller (9,708); Mr. Killeen (9,073); Ms. Schoendorf (9,436); Mr. Swette (8,397); Mr. White (9,073).

(2)	Mr. Housenbold receives no compensation as a director.

Cash Compensation Paid to Directors.  Each of our independent directors who is not affiliated with one of our major stockholders who serves as a chairperson of a Board committee receives the following annual cash retainer, paid in quarterly installments, for each year of such service: for service as the chairperson of the Audit Committee, $15,000; for chairperson of the Compensation Committee, $10,000; for chairperson of the Governance Committee, $10,000.  For 2011, the chair of the Audit Committee is Eric J. Keller; the chair of the Compensation Committee is Nancy J. Schoendorf; and the chair of the Governance Committee is Stephen J. Killeen.  The Chairman of the Board of Directors receives an annual cash retainer of $42,500.  For 2011, the Chairman of the Board is Philip A. Marineau.

Restricted Stock Units Granted to Directors. Each of our independent directors who is not affiliated with one of our major stockholders receives an annual grant consisting of restricted stock units worth $200,000 as determined based on the closing price on the date of grant.  In addition, the Chairman of the Board is entitled to an additional annual restricted stock unit grant worth $85,000, as determined based on the closing price on the date of grant.  The chair of the Audit Committee is entitled to an additional annual restricted stock unit grant worth $35,000, as determined based on the closing price on the date of grant, and the chair of the Compensation Committee is entitled to an additional restricted stock unit grant worth $20,000, as determined based on the closing price on the date of grant.  The shares are subject to annual vesting over a three-year period from the date of grant.  Based on a May to May term cycle for all Board members, if a new Board member is appointed at any other time during the year, the annual restricted stock grant shall be pro-rated based on the term of service for that year.

Accordingly, on May 25, 2011, we granted each of Philip A. Marineau, Eric J. Keller, Stephen J. Killeen, Nancy J. Schoendorf, Brian T. Swette, and James N. White a restricted stock unit grant valued at $200,000 based on the closing price on May 25, 2011, which represented their annual equity grant for their service as directors of the Company.  On May 25, 2011, we also granted Philip A. Marineau an additional restricted stock unit grant valued at $85,000, based on the closing price on May 25, 2011 for his service as Chairman of the Board, Eric J. Keller an additional restricted stock unit grant valued at $35,000, based on the closing price on May 25, 2011 for his service as Chairman of the Audit Committee and Nancy J. Schoendorf an additional restricted stock unit grant valued at $20,000, based on the closing price on May 25, 2011 for her services as Chairperson of the Compensation Committee.  In each case, the above equity grants were pursuant to the terms and conditions of our 2006 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2011, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Awards, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Awards, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)	4,446,382	$8.42	(4)	1,096,555
Equity Compensation Plans Not Approved by Stockholders(3)	290,119	$19.84		N/A
Total	4,736,501	N/A		1,096,555

(1)	Includes the 1999 Plan and the 2006 Plan.

(2)
The 2006 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2006 Plan shall be increased on January 1 of each of 2011, 2012 and 2013 by three and one-half percent (3.5%), three and three tenths percent (3.3%) and three and one tenths percent (3.1%) respectively as approved by the stockholders at the May 20, 2010 Annual Meeting, provided that no more than 7,000,000 shares shall be issued pursuant to the exercise of incentive stock options granted under the 2006 Plan.

(3)
In 2009, we granted a total of 200,000 restricted stock units to Neil M. Day, Jr.  This grant was made not under a stockholder approved plan but pursuant to a Nasdaq approved exception.  Such restricted stock units have the same material terms as restricted stock units granted under the 2006 Plan.  In 2008, we granted a total of 128,500 non-statutory stock options with exercise prices equal to the fair market value of Shutterfly common stock on the date of grant and a total of 6,600 restricted stock units to employees of the Company.  These grants were made not under a stockholder approved plan but pursuant to a Nasdaq approved exception.  Two executive officers (Peter Navin and Geoffrey Weber) each received an employment inducement stock option grant award as part of these grants.  In addition, Geoffrey Weber received an inducement restricted stock unit grant.  Such stock options and restricted stock units have the same material terms as stock options and restricted stock units, respectively, granted under the 2006 Plan.  In 2007, we granted a total of 330,000 non-statutory stock options with an exercise price equal to the fair market value of Shutterfly common stock on the date of grant.  These grants were made not under a stockholder approved plan but pursuant to a Nasdaq approved exception.  Two executive officers (Mark J. Rubash and Katie Ho) each received an employment inducement stock option grant award as part of these grants.  An aggregate of 156,129 shares subject to restricted stock units discussed above were settled as of December 31, 2011 and are no longer subject to outstanding awards.

(4)
The weighted-average exercise price takes into account 1,900,535 shares under approved plans issuable upon vesting of outstanding restricted stock units, which have no exercise price.  The weighted average exercise price for options only with respect to the approved plans is $14.70.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Shutterfly under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Nancy J. Schoendorf, Chair
Stephen J. Killeen

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Shutterfly under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors.  The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.shutterfly.com.  Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Shutterfly’s audited financial statements as of and for the fiscal year ended December 31, 2011.

The Audit Committee reviewed with PricewaterhouseCoopers LLP such matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.  In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence, and received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board.  Finally, the Audit Committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.  The Audit Committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and is seeking ratification of such selection by the stockholders.

Audit Committee

Eric J. Keller, Chair
James N. White
Brian T. Swette

CERTAIN TRANSACTIONS

From January 1, 2011 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $120,000 to which the Company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest.

Our Audit Committee reviews the fairness and approval of any proposed transaction between management and other related parties of the Company (other than transactions that are subject to review by the Compensation Committee) that are brought to the attention of the Audit Committee.  In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of the Company’s relationship with the other entity; whether the person has access to confidential Company information; and whether the person has an ability to influence Company decisions that would affect the other entity.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

The fiscal 2011 Annual Report to Stockholders, including our 2011 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail.  Stockholders that received the Notice of Internet Availability can access this proxy statement and our fiscal 2011 Annual Report at http://ir.shutterfly.com/annuals.cfm which does not have “cookies” that identify visitors to the site.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the SEC.  It is available free of charge at the SEC’s web site at www.sec.gov.  Upon written request by a Shutterfly stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K.  Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.  All requests should be directed to Investor Relations, Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, California 94065.

Requests for copies of our Annual Report to stockholders or our Annual Report on Form 10-K should be directed to Investor Relations, Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, California 94065.

By Order of the Board of Directors

Jeffrey T. Housenbold
Chief Executive Officer
and President
Redwood City, California
April 10, 2012

SHUTTERFLY, INC. ATTN: JULIA ORR 2800 BRIDGE PARKWAY REDWOOD CITY, CA 94065
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000139373_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommnds you vote FOR the Class III Directors until 2015: 1. Election of Directors Nominees 01 Jeffrey T. Housenbold 02 James N. White 03 Stephen J. Killeen SHUTTERFLY, INC. ATTN: JULIA ORR 2800 BRIDGE PARKWAY REDWOOD CITY, CA 94065 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To hold an advisory vote to approve the Company's executive compensation. 3 To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. NOTE: To conduct any other business properly brought before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap is/are available at www.proxyvote.com.

SHUTTERFLY, INC.
Annual Meeting of Stockholders - May 23, 2012
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Jeffrey T. Housenbold and Brian R. Manca, and each of them, with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Shutterfly, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 23, 2012 at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL THE PROPOSALS.

Continued and to be signed on reverse side